EXHIBIT 10.2

DATED   11th   October 2004

URBANA SHIPPING LIMITED
and others
(as borrowers)

- and -

FORTIS BANK (NEDERLAND) N.V.
and others
(as lenders)

- and -

FORTIS BANK (NEDERLAND) N.V.
(as agent and security trustee)

___________________________________

US$45,000,000 SECURED
LOAN FACILITY AGREEMENT
___________________________________

CONTENTS
Page

1	Definitions and Interpretation	2

2	The Loan and its Purpose	20

3	Conditions Precedent and Subsequent	22

4	Representations and Warranties	30

5	Repayment and Prepayment	33

6	Interest	36

7	Fees	38

8	Security Documents	39

9	Agency and Trust	40

10	Covenants	53

11	Earnings and Cash Collateral Accounts	61

12	Events Of Default	62

13	Set-Off And Lien	68

14	Assignment and Sub-Participation	69

15	Payments, Mandatory Prepayment, Reserve Requirements and Illegality	71

16	Communications	78

17	General Indemnities	80

18	Miscellaneous	83

19	Law and Jurisdiction	89

SCHEDULE 1		91
	The Borrowers and the Vessels	91

SCHEDULE 2	94
The Banks and the Commitments	94

SCHEDULE 3	95
General Terms and Conditions	95

APPENDIX A	99

APPENDIX B	101
Form of Transfer Certificate	101

LOAN AGREEMENT

Dated:	11 October 2004

BETWEEN:-

(1)
the companies listed in Schedule 1, each of which is a company incorporated according to the law of the country indicated against its name in Schedule 1, with its registered office at the address indicated against its name in Schedule 1 (together "the Borrowers" and each a "Borrower"); and

(2)	the banks listed in Schedule 2, each acting through its office at the address indicated against its name in Schedule 2 (together "the Banks" and each a "Bank"); and

(3)	FORTIS BANK (NEDERLAND) N.V., acting as agent and security trustee through its office at Coolsingel 93, 3012 AE Rotterdam, The Netherlands (in that capacity "the Agent").

WHEREAS:-

(A)	Each of the Borrowers is the registered owner of the Vessel listed against its name in Schedule 1.

(B)	Each of the Vessels is or will be registered in the ownership of her Owner under the flag of the country indicated against its name in Schedule 1.
(C)
Each of the Banks has agreed to advance to the Borrowers, as joint and several debtors and obligors, its respective Commitment of an aggregate amount not exceeding the lesser of (i) forty five million Dollars ($45,000,000) and (ii) seventy per cent. (70%) of the aggregate Market Value of the Vessels. The Loan will be divided into two tranches, Tranche A and Tranche B. Tranche A, in the maximum amount of twenty two million seven hundred and thirteen thousand one hundred and twenty five Dollars ($22,713,125), shall be used by the Borrowers to re-finance certain existing indebtedness and pay certain related fees and expenses. Tranche B, in the maximum amount of twenty two million two hundred and eighty six thousand eight hundred and seventy five Dollars ($22,286,875), shall be used by the Borrowers to finance the purchase the Notes.

IT IS AGREED as follows:-

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:-

1.1.1	"the Accounts" means the Earnings Account and the Cash Collateral Account.

1.1.2	"the Account Security Deed" means the Account Security Deed referred to in Clause 8.1.4.

1.1.3
"the Address for Service" means c/o Marine Legal Services Limited, Gate House, 1 Farringdon Street, London EC4M 7NS or, in relation to any of the Security Parties, such other address in England and Wales as that Security Party may from time to time designate by no fewer than ten days' written notice to the Agent.

1.1.4	"the Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.

1.1.5	the "Advance Date", in relation to any Drawing, means the date on which that Drawing is advanced by the Banks to the Borrowers pursuant to Clause 2.

1.1.6	"the Assignments" means the deeds of assignment of the Insurances, Earnings, Requisition Compensation and Charter referred to in Clause 8.1.2 (each an "Assignment").

1.1.7
the "Attributable Amount", in relation to any Vessel and at any time, means the amount which is obtained by dividing the Index Amount of that Vessel set out against the name of that Vessel in Schedule 1 by the sum of the Index Amounts of the Vessels then mortgaged to the Banks or to the Agent on their behalf as security for the repayment of the Indebtedness, and multiplying the result by the amount of the Loan outstanding at that time.

1.1.8	"the Availability Termination Date" means 31 December 2004 or such later date as the Banks may in their discretion agree (such consent not to be unreasonably withheld).

1.1.9
"Break Costs" means all costs, losses, premiums or penalties incurred by the Agent or any Bank in the circumstances contemplated by Clause 17.4, or as a result of it receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 5 or otherwise), or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan, and any liabilities, expenses or losses incurred by the Agent or any Bank in terminating or reversing, or otherwise in connection with, any Transaction or any other interest rate and/or currency swap, transaction or arrangement entered into by the Agent or any Bank to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

1.1.10
"Business Day" means a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) in New York, United States of America; Amsterdam, The Netherlands; London, England and any other financial centre which any Bank may consider appropriate for the operation of the provisions of this Agreement.

1.1.11	"Cash Collateral Account" means an interest bearing bank account to be opened in the joint names of the Borrowers with the Agent and designated "MC SHIPPING" - Cash Collateral Account".

1.1.12	"Cash Collateral" has the meaning ascribed to it in Clause 10.2.12.

1.1.13	"Charterers" means the charterers listed in Schedule 1 as Charterers of the Vessels and each a "Charterer".

1.1.14	"Charters" means the Existing Charters and any other charters approved in writing by the Agent.

1.1.15
"Commitment" means, in relation to each Bank, the amount of the Loan which that Bank agrees to advance to the Borrowers as its several liability as indicated against the name of that Bank in Schedule 2 and/or, where the context permits, the amount of the Loan advanced by that Bank and remaining outstanding.

1.1.16	a "Communication" means any notice, approval, demand, request or other communication from one party to this Agreement to any other party to this Agreement.

1.1.17
"the Communications Address" means c/o MC Shipping Inc Aigue Marine 24, avenue de Fontvieille, PO Box 658, MC 98013, Monaco, Cedex Fax no.: +377 9205 9416, marked for the attention of Ms Dominique Sergent, email:dominique.sergent@mcshipping.com

1.1.18	"the Company" means, at any given time and in relation to any Vessel, the company responsible for the Vessel’s compliance with the ISM Code pursuant to paragraph 1.1.2 of the ISM Code.

1.1.19	"Container Vessels" means m.v. "MAERSK BARCELONA", m.v. "ANKARA", m.v. "MAERSK BRISBANE" and m.v. "MAERSK BELAWAN" and each a "Container Vessel".

1.1.20
"Currency of Account" means, in relation to any payment to be made to the Agent or a Bank under or pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

1.1.21	"the Deeds of Covenants" means the deeds of covenants referred to in Clause 8.1.1 (each a "Deed of Covenants").

1.1.22
"Default Rate" means the rate of three per centum (3%) per annum above the cost to the Agent of obtaining funds in amount similar to the amount of the Indebtedness or any relevant part of the Indebtedness for such periods as the Agent shall determine.

1.1.23	"DOC" means, in relation to each Company, a valid Document of Compliance issued for the Company by the Administration pursuant to paragraph 13.2 of the ISM Code.

1.1.24	"Dollars" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

1.1.25	"Drawdown Notice" means a notice complying with Clause 2.3.

1.1.26	"Drawing" means a part of the Loan advanced by the Banks to the Borrowers in accordance with Clause 2.3.

1.1.27
"Earnings", in relation to a Vessel, means all hires, freights, pool income and other sums payable to or for the account of the Owner in respect of that Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

1.1.28	"the Earnings Account" means a bank account to be opened in the joint names of the Borrowers with the Agent and designated "MC SHIPPING - Earnings Account".

1.1.29
"Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which has the effect of creating security or payment priority.

1.1.30	"Event of Default" means any of the events set out in Clause 12.2.

1.1.31	"Existing Charters" means the charters for each Vessel made between the relevant Owner and the relevant Charterer listed in Schedule 1 (together with any option periods) and each a "Charter".

1.1.32	"the Existing Lenders" means Fortis Bank (Nederland) N.V. and Bank of Nova Scotia.

1.1.33
"the Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Borrowers have ceased to be under any further actual or contingent liability to the Banks or the Agent under or in connection with the Security Documents.

1.1.34
"the Fee Letter" means a letter from the Agent to the Borrowers (and countersigned by the Guarantor) setting out certain fees, commissions and other sums payable by the Borrowers to the Agent in connection with the Loan.

1.1.35	"the Guarantee" means the guarantee and indemnity of the Guarantor referred to in Clause 8.1.3.

1.1.36
"the Guarantor" means MC Shipping Inc. a corporation incorporated under the laws of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia and/or (where the context permits) any other person or company who shall at any time during the Facility Period give to the Banks or to the Agent on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

1.1.37
"the Indebtedness" means the Loan; all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by any of the Borrowers to the Agent or the Banks pursuant to the Security Documents; any damages payable as a result of any breach by any of the Borrowers of any of the Security Documents; and any damages or other sums payable as a result of any of the obligations of any of the Borrowers under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

1.1.38
"the Index Amount", in relation to any Vessel, means the number indicated against the name of that Vessel in Schedule 1 and, in relation to any other vessel, means such number as the Borrowers and the Agent may agree.

1.1.39	an "Instructing Group" means any one or more Banks whose combined Proportionate Shares exceed sixty six point six per centum (66.6%).

1.1.40
"Insurances", in relation to a Vessel, means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Vessel or her increased value or her Earnings and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

1.1.41	"Interest Payment Date" means each date for the payment of interest in accordance with Clause 6.

1.1.42	"Interest Period" means each interest period selected by the Borrowers or agreed by the Agent pursuant to Clause 6.

1.1.43
"the ISM Code" means the International Management Code for the Safe Management of Ships and for Pollution Prevention, as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974.

1.1.44	"ISPS Code" means the International Ship and Port Facility Security Code.

1.1.45	"ISPS Company" means, at any given time, the company responsible for each Vessel's compliance with the ISPS Code.

1.1.46	"ISSC" means, in relation to a Vessel, a valid International Ship Security Certificate for that Vessel issued under the ISPS Code.

1.1.47
"law" means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

1.1.48
"LIBOR" means the rate, rounded to the nearest four decimal places downwards (if the digit displayed in the fifth decimal place is 1,2,3 or 4) or upwards (if the digit displayed in the fifth decimal place is 5,6,7,8 or 9) displayed as the British Bankers' Association Interest Settlement Rate on Telerate Page 3750 or any other information service selected by the Agent on which that rate is displayed, for deposits in Dollars of amounts equal to the amount of the Loan or any relevant part of the Loan for a period equal in length to the relevant Interest Period, or (if the Agent is for any reason unable to ascertain that rate) the rate (rounded upwards to the nearest whole multiple of one-sixteenth of one per centum) at which deposits in Dollars of amounts comparable to the amount of the Loan (or any relevant part of the Loan) are offered to the Agent in the London Interbank market for a period equal in length to the relevant Interest Period.

1.1.49
"the Loan" means the aggregate amount from time to time advanced by the Banks to the Borrowers pursuant to Clause 2 or, where the context permits, the amount advanced and for the time being outstanding.

1.1.50
"LTV Ratio" means the ratio of the amount of the Loan for the time being outstanding to the aggregate of the Market Values (as at the date of determination of the LTV Ratio) of those of the Vessels which remain subject to the Mortgages and which have not become a Total Loss plus the value of any additional security provided to the Banks (or the Agent on their behalf) pursuant to Clause 10.2.2.

1.1.51	"LPG Vessel" means any of m.v. "CONISTON", m.v. "AUTEUIL", m.v. "DEAUVILLE", m.v. "LONGCHAMP", m.v. "MALVERN", m.v. "CHELTENHAM" and m.v. "LA FORGE".

1.1.52	"the Managers" means V. Ships (Cyprus) Limited, or such other commercial and/or technical managers of the Vessels nominated by the Borrowers as the Agent may approve.

1.1.53	"the Management Agreements" means the management agreements between the Borrowers and the Managers relating to the Vessels.

1.1.54	"the Margin" means one point two five per centum (1.25%) per annum.

1.1.55
"Market Value" means, in respect to a valuation of a Vessel, (i) on the Advance Date under Tranche A, the arithmetic average of two valuations provided by two independent sale and purchase brokers appointed by the Agent and (ii) commencing on the first December following the anniversary of the Advance Date of Tranche A and thereafter on a semi-annual basis throughout the Facility Period and at any other time, the arithmetic average of two valuations provided by two independent sale and purchase brokers appointed by the Agent. The initial valuations and any valuations following an Event of Default shall be at the Borrowers' expense. The two valuations each year during the Facility Period shall be at the Agent's expense. Any valuation shall be made without physical inspection and on the basis of a charter free sale for prompt delivery for cash at arms' length on normal commercial terms as between a willing seller and a willing buyer.

1.1.56	"the Maximum Loan Amount" means the lesser of (a) forty five million Dollars ($45,000,000) and (b) seventy per centum (70%) of the Market Value of the Vessels at the first Advance Date.

1.1.57
"the Mortgagees' Insurances" means all policies and contracts of mortgagees' interest insurance, mortgagees' additional perils (oil pollution) insurance and any other insurance from time to time taken out by the Agent on behalf of the Banks in relation to the Vessels.

1.1.58	"the Mortgages" means the first priority and first preferred mortgages referred to in Clause 8.1 (each a "Mortgage").

1.1.59	"Notes" means the 11.25% Senior Notes due 2008 issued by the Guarantor.

1.1.60	"Operating Expenses" means expenses properly and reasonably incurred by the Borrowers in connection with the operation, employment, maintenance, repair and insurance of the Vessels.

1.1.61	"Owner" means, in relation to a Vessel, the Borrower against whose name the name of that Vessel appears in Schedule 1.

1.1.62	"Potential Event of Default" means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.

1.1.63	"Proceedings" means any suit, action or proceedings begun by the Agent or any of the Banks arising out of or in connection with the Security Documents.

1.1.64	"Proportionate Share" means, at any time, the proportion which that Bank’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Banks (whether or not advanced).

1.1.65	"Repayment Date" means the date for payment of any Repayment Instalment in accordance with Clause 5.

1.1.66	"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrowers pursuant to Clause 5.

1.1.67
"Requisition Compensation", in relation to a Vessel, means all compensation or other money which may from time to time be payable to the Owner as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

1.1.68
"the Security Documents" means this Agreement, the Mortgages, the Deeds of Covenants, the Assignments, the Guarantee, the Account Security Deed or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness.

1.1.69
"Security Parties" means the Borrowers, the Guarantor and any other person or company who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.

1.1.70	"SMC" means, in relation to each Vessel, a valid safety management certificate issued for that Vessel by or on behalf of the relevant Administration pursuant to paragraph 13.4 of the ISM Code.

1.1.71	"SMS" means, in relation to each Vessel, a safety management system for that Vessel developed and implemented in accordance with the ISM Code and including the functional requirements, duties and obligations required by the ISM Code.

1.1.72	"Special Involuntary Prepayment" means a prepayment made pursuant to Clause 5.5.

1.1.73
"Taxes" means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest, fines, surcharges and penalties) and any restrictions or conditions resulting in any charge, other than taxes on the overall net income of the Agent or of a Bank, and "Tax" and "Taxation" shall be interpreted accordingly.

1.1.74	"Total Loss", in relation to a Vessel, means:-

(a)	an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)	the requisition for title or compulsory acquisition of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention or confiscation of that Vessel, unless the Vessel is released and returned to the possession of the Owner within one month after the capture, seizure, arrest, detention or confiscation in question.

1.1.75	"Tranche A" means a maximum amount of twenty two million seven hundred and thirteen thousand and one hundred and twenty five Dollars ($22,713,125).

1.1.76	"Tranche B" means a maximum amount of twenty two million two hundred and eighty six thousand and eight hundred and seventy five Dollars ($22,286,875).

1.1.77	"Tranches" means Tranche A and Tranche B together.

1.1.78	"Transfer Certificate" means a certificate materially in the form of Appendix B.

1.1.79
"Transfer Date", in relation to a transfer of any of a Bank's rights and/or obligations under or pursuant to this Agreement, means the fifth Business Day after the date of delivery of the relevant Transfer Certificate to the Agent, or such later Business Day as may be specified in the relevant Transfer Certificate.

1.1.80	"Transferee" means any bank or financial institution to which a Bank transfers any of its rights and/or obligations under or pursuant to this Agreement.

1.1.81	"the Trust Property" means:-

(a)	the benefit of the covenant contained in Clause 9; and

(b)
all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents (other than this Agreement), with the exception of any benefits arising solely for the benefit of the Agent.

1.1.82	"Underlying Documents" means the Charters and the Management Agreements.

1.1.83	"the Vessels" means the vessels listed in Schedule 1 and everything now or in the future belonging to them on board and ashore (each a "Vessel").

1.2	Interpretation

In this Agreement:-

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses, Schedules and Appendices are references to recitals and clauses of, and schedules and appendices to, this Agreement;

1.2.4	references to this Agreement include the Recitals, the Schedules and the Appendices;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to a Bank or to the Agent include its successors, transferees and assignees;

1.2.9	references to times of day are to London time.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Agent or any of the Banks and the Borrowers or their representatives prior to the date of this Agreement. It shall be read in conjunction with the Agent's General Terms and Conditions (a copy of which is attached at Schedule 3 and which shall form an integral part hereof). In the case of any conflict between this Agreement and the said General Terms and Conditions, this Agreement shall prevail.

1.4	Joint and several liability

1.4.1
All obligations, covenants, representations, warranties and undertakings in or pursuant to the Security Documents assumed, given, made or entered into by the Borrowers shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrowers jointly and severally.

1.4.2
Each of the Borrowers agrees that any rights which it may have at any time during the Facility Period by reason of the performance of its obligations under the Security Documents to be indemnified by any other Borrower and/or to take the benefit of any security taken by the Banks or by the Agent pursuant to the Security Documents shall be exercised in such manner and on such terms as the Agent may require. Each of the Borrowers agrees to hold any sums received by it as a result of its having exercised any such right on trust for the Agent (as agent for the Banks) absolutely.

1.4.3
Each of the Borrowers agrees that it will not at any time during the Facility Period claim any set-off or counterclaim against any other Borrower in respect of any liability owed to it by that other Borrower under or in connection with the Security Documents, nor prove in competition with the Banks or the Agent in any liquidation of (or analogous proceeding in respect of) any other Borrower in respect of any payment made under the Security Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Banks or the Agent for the repayment of the Indebtedness.

2	The Loan and its Purpose

2.1
Agreement to lend Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents, each of the Banks agrees to advance to the Borrowers its Commitment of an aggregate amount not exceeding the Maximum Loan Amount to be used by the Borrowers for the purposes referred to in Recital (C).

2.2
Drawings Subject to satisfaction by the Borrowers of the conditions set out in Clause 3, and subject to Clause 2.3, the Loan shall be advanced to the Borrowers in no more than two Drawings (one for each of Tranche A and Tranche B). In each case the Agent shall transfer the amount of the Drawing to the Borrowers and/or, in the case of Tranche A, to the Existing Lenders and in the case of Tranche B to the Borrowers or their order, by such method of funds transfer as the Agent and the Borrowers shall agree.

2.3
Advance of Drawings Each Drawing shall be advanced in Dollars on a Business Day, provided that the Borrowers shall have given to the Agent not more than ten and not fewer than three Business Days' notice in writing materially in the form set out in Appendix A of the required Advance Date of the Drawing in question. Each Drawdown Notice once given shall be irrevocable and shall constitute a warranty by the Borrowers that:-

2.3.1	all conditions precedent to the advance of the Drawing requested in that Drawdown Notice will have been satisfied on or before the Advance Date requested;

2.3.2	no Event of Default or Potential Event of Default will then have occurred;

2.3.3	no Event of Default or Potential Event of Default will result from the advance of the Drawing in question; and

2.3.4	there has been no material adverse change in the business, affairs or financial condition of any of the Security Parties from that pertaining at the date of this Agreement.

The Agent shall promptly notify each Bank of the receipt of each Drawdown Notice, following which each Bank will make its Proportionate Share of the amount of the requested Drawing available to the Borrowers through the Agent on the Advance Date requested.

2.4	Availability Termination Date No Bank shall be under any obligation to advance all or any part of its Commitment after the Availability Termination Date.

2.5
Several obligations The obligations of the Banks under this Agreement are several. The failure of a Bank to perform its obligations under this Agreement shall not affect the obligations of the Borrowers to the Agent or to the other Banks, nor shall the Agent or any other Bank be liable for the failure of a Bank to perform any of its obligations under or in connection with this Agreement.

2.6
Application of Loan Without prejudice to the obligations of the Borrowers under this Agreement, neither the Banks nor the Agent shall be obliged to concern themselves with the application of the Loan by the Borrowers.

2.7	Loan and control accounts The Borrowers will open and maintain with the Agent such loan and control accounts as the Agent shall consider necessary or desirable.

3	Conditions Precedent and Subsequent

3.1
General Conditions Precedent Before the Borrowers shall be entitled to issue a Drawdown Notice pursuant to Clause 2.3, and before any Bank shall have any obligation to advance any part of its Commitment, the Borrowers shall deliver or cause to be delivered to or to the order of the Agent in form and substance satisfactory to the Agent the following documents and evidence:

3.1.1
Evidence of incorporation Such evidence as the Agent may reasonably require that each Security Party was duly incorporated in its country of incorporation and remains in existence and, where appropriate, in good standing, with power to enter into, and perform its obligations under, those of the Security Documents to which it is, or is intended to be, a party, including (without limitation) a copy, certified by a director or the secretary of the Security Party in question as true, complete, accurate and unamended, of all documents establishing or limiting the constitution of each Security Party.

3.1.2
Corporate authorities A copy, certified by a director or the secretary of the Security Party in question as true, complete, accurate and neither amended nor revoked, of a resolution of the directors and a resolution of the shareholders (or members, as the case may be) of each Security Party (together, where appropriate, with signed waivers of notice of any directors' or shareholders' (or members', as the case may be) meetings) approving, and authorising or ratifying the execution of, those of the Security Documents to which that Security Party is or is intended to be a party and all matters incidental thereto.

3.1.3
Officer's certificate A certificate signed by a duly authorised officer of each of the Security Parties setting out the names of the directors, officers and shareholders/members of that Security Party.

3.1.4
Power of attorney The notarially attested and legalised power of attorney of each of the Security Parties under which any documents are to be executed or transactions undertaken by that Security Party.

3.2
Conditions Precedent - Tranche A Before any Bank shall have any obligation to advance to the Borrowers any part of its Commitment in respect of Tranche A, the Borrowers shall, in addition to the documents and evidence delivered pursuant to Clause 3.1, deliver or cause to be delivered to or to the order of the Agent the following additional documents and evidence relating thereto in form and substance satisfactory to the Agent:-

3.2.1
Confirmatory Certificates A certificate signed by the secretary of each of the Security Parties dated no later than five (5) Business Days before the Advance Date of Tranche A confirming that none of the documents and evidence delivered to the Bank pursuant to Clauses 3.1.1, 3.1.2, 3.1.3 and 3.1.4 has been amended, modified or revoked in any way since its delivery to or to the order of the Agent.

3.2.2	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary of the Owner, of (in respect of each Vessel):-

(a)	the relevant Charter;

(b)	the management agreement between the Owner and the Managers relating to that Vessel; and

(c)	that Vessel's current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(d)	that Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(e)	that Vessel’s current SMC;

(f)	that Vessel's current ISSC; and

(g)	the relevant Company’s current DOC;

in each case together with all addenda, amendments or supplements.

3.2.3
Evidence of ownership Certificate(s) of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) at the Vessel's port of registry confirming that each Vessel is on the Tranche A Advance Date owned by her Owner and free of registered Encumbrances.

3.2.4
Evidence of insurance Evidence that each Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent, such written approval to be at the expense of the Borrowers.

3.2.5
Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that each Vessel is classed with the highest class applicable to vessels of her type with Lloyd's Register of Shipping or such other classification society as may be acceptable to the Agent.

3.2.6	Instruction to classification society A letter of instruction from the Owner of each Vessel to that Vessel's classification society in the form required by the Agent.

3.2.7
Survey reports Reports by surveyors instructed by the Agent to inspect any one LPG Vessel and any one Container Vessel, each such Vessel to be selected in the Agent's absolute discretion, confirming that the condition of each such Vessel is in all respects acceptable to the Agent, such surveys to be at the expense of the Borrowers.

3.2.8
Valuations Two valuations of each Vessel addressed to the Agent from a broker acceptable to the Agent and appointed by the Agent certifying a value for each Vessel, assessed in such manner as the Agent may require, acceptable to the Agent, such valuations to be at the expense of the Borrowers.

3.2.9
The Security Documents The Security Documents, together with all notices and other documents required by any of them, duly executed and, in the case of the Mortgages, registered with first priority through the Registrar of Ships (or equivalent official) at the port of registry of the Vessel concerned.

3.2.10	Drawdown Notice A Drawdown Notice.

3.2.11	Process agent A letter from Marine Legal Services Limited accepting their appointment by each of the Security Parties as agent for service of Proceedings pursuant to the Security Documents.

3.2.12	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Agent or any of the Banks may require.

3.2.13	Cash Collateral The payment of five million Dollars ($5,000,000) to the Cash Collateral Account.

3.2.14
Managers' confirmation The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Agent, they will remain the commercial and technical managers of the Vessels and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial or technical management of any Vessel to any third party.

3.2.15	The Fee Letter The Fee Letter countersigned on behalf of the Borrowers and the Guarantor by way of acceptance of its terms.

3.2.16	Underlying Documents Photocopies, certified as true, accurate and complete, of the Underlying Documents.

3.2.17	Legal opinions Confirmation satisfactory to the Agent that opinions on the laws of England, Bahamas and Liberia required by the Agent will be given substantially in the form required by the Agent.

3.3
Conditions Precedent - Tranche B Before any Bank shall have any obligation to advance to the Borrowers any part of its Commitment in respect of Tranche B, the Borrowers shall, in addition to the documents and evidence delivered pursuant to Clause 3.1, deliver or cause to be delivered to or to the order of the Agent the following additional documents and evidence relating thereto in form and substance satisfactory to the Agent:

3.3.1
Confirmatory Certificates A certificate, dated no earlier than the fifth Business Day before the Advance Date of Tranche B, signed by a director or duly authorised officer of each of the Security Parties, confirming that none of the documents and evidence delivered to or to the order of the Agent pursuant to Clauses 3.1.1, 3.1.2, 3.1.3 and 3.1.4, have been modified, amended or revoked since their delivery to or to the order of the Agent.

3.3.2
Evidence of Use Evidence satisfactory to the Agent in its complete discretion that (i) Tranche B will be used to assist the Borrowers finance the purchase of the Notes and (ii) the procedure(s) used to purchase the Notes is/are acceptable to the Agent.

3.3.3	Drawdown Notice A Drawdown Notice

3.4
Conditions Subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the first Advance Date, the following additional documents and evidence:-

3.4.1
Evidence of registration Evidence of registration of the Mortgages, in each case with first priority, with the Registrar of Ships (or equivalent official) at the port of registry of the Vessel concerned.

3.4.2	Letters of undertaking Letters of undertaking as required by the Security Documents in form and substance acceptable to the Agent.

3.4.3	Legal opinions Such legal opinions as the Agent shall require.

3.4.4	Companies Act registrations Evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies of England and Wales within the statutory time limit.

3.5
No waiver If the Banks in their sole discretion agree to advance any part of the Loan to the Borrowers before all of the documents and evidence required by Clauses 3.1, 3.2 or 3.3 have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, and the advance of any part of the Loan shall not be taken as a waiver of the Agent's right to require production of all the documents and evidence required by Clauses 3.1, 3.2 or 3.3.

3.6	Form and content All documents and evidence delivered to the Agent pursuant to this Clause shall:-

3.6.1	be in form and substance acceptable to the Agent;

3.6.2	be accompanied, if required by the Agent, by translations into the English language, certified in a manner acceptable to the Agent;

3.6.3	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

3.7
Event of Default No Bank shall be under any obligation to advance any part of its Commitment nor to act on any Drawdown Notice if, at the date of the Drawdown Notice or at the date on which the advance of a Drawing is requested in the Drawdown Notice, an Event of Default or Potential Event of Default shall have occurred, or if an Event of Default or Potential Event of Default would result from the advance of the Drawing in question.

4	Representations and Warranties

Each of the Borrowers represents and warrants to each of the Banks and to the Agent at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Advance Date and at each Interest Payment Date as follows:-

4.1
Incorporation and capacity Each of the Security Parties is a body corporate duly constituted and existing and (where applicable) in good standing under the law of its country of incorporation, in each case with perpetual corporate existence and the power to sue and be sued, to own its assets and to carry on its business, and all of the corporate shareholders (if any) of each Security Party are duly constituted and existing under the laws of their countries of incorporation with perpetual corporate existence and the power to sue and be sued, to own their assets and to carry on their business.

4.2
Solvency None of the Security Parties is insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of any of the Security Parties or all or any part of their assets.

4.3
Binding obligations The Security Documents when duly executed and delivered will constitute the legal, valid and binding obligations of the Security Parties enforceable in accordance with their respective terms.

4.4
Satisfaction of conditions All acts, conditions and things required to be done and satisfied and to have happened prior to the execution and delivery of the Security Documents in order to constitute the Security Documents the legal, valid and binding obligations of the Security Parties in accordance with their respective terms have been done, satisfied and have happened in compliance with all applicable laws.

4.5
Registrations and consents With the exception only of the registrations referred to in Clause 3.4, all (if any) consents, licences, approvals and authorisations of, or registrations with or declarations to, any governmental authority, bureau or agency which may be required in connection with the execution, delivery, performance, validity or enforceability of the Security Documents have been obtained or made and remain in full force and effect and none of the Borrowers is aware of any event or circumstance which could reasonably be expected adversely to affect the right of any of the Borrowers to hold and/or obtain renewal of any such consents, licences, approvals or authorisations.

4.6
Disclosure of material facts None of the Borrowers is aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

4.7
No material litigation There is no action, suit, arbitration or administrative proceeding pending or to its knowledge about to be pursued before any court, tribunal or governmental or other authority which in the reasonable opinion of the Agent would, or would be likely to, have a materially adverse effect on the business, assets, financial condition or creditworthiness of any of the Security Parties.

4.8
No breach of law or contract The execution, delivery and performance of the Security Documents will not contravene any contractual restriction or any law binding on any of the Security Parties or on any shareholder (whether legal or beneficial) of any of the Security Parties, or the constitutional documents of any of the Security Parties, nor result in the creation of, nor oblige any of the Security Parties to create, any Encumbrance over all or any of its assets, with the exception of the Encumbrances created by or pursuant to the Security Documents, and, in entering into those of the Security Documents to which it is, or is to be, a party, and in borrowing the Loan, each of the Borrowers is acting for its own account.

4.9
No deductions None of the Borrowers is required to make any deduction or withholding from any payment which it may be obliged to make to the Agent or any of the Banks under or pursuant to the Security Documents.

4.10
No established place of business in the United Kingdom or United States None of the Security Parties has, nor will any of them have during the Facility Period, an established place of business in the United Kingdom or the United States of America.

4.11	Use of Loan The Loan will be used for the purposes specified in Recital (C).

4.12
Underlying Documents The certified copies of the Underlying Documents delivered to the Agent are true and complete copies, and there are no side agreements or other documents thereto which have not been disclosed to the Agent.

5	Repayment and Prepayment

5.1
Repayment The Borrowers agree to repay the Loan to the Agent as agent for the Banks by twenty four (24) consecutive quarterly Repayment Instalments each in the sum of one million eight hundred and seventy five thousand Dollars ($1,875,000), the first Repayment Date being the date which is three calendar months after the first Advance Date and subsequent Repayment Dates being at consecutive intervals of three calendar months thereafter.

5.2
Reduction of Repayment Instalments If the aggregate amount advanced to the Borrowers is less than forty five million Dollars ($45,000,000), the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

5.3
Voluntary Prepayment The Borrowers may prepay the Loan in whole or in part (without penalty save as provided in clause 5.6) in an amount equal to five hundred thousand Dollars ($500,000) or an integral multiple of that amount (or as otherwise may be agreed by the Agent) provided that they have first given to the Agent not fewer than fifteen (15) days' prior written notice expiring on a Business Day of their intention to do so. Any such prepayment shall be applied in accordance with Clause 5.7. Any notice pursuant to this Clause once given shall be irrevocable and shall oblige the Borrowers to make the prepayment referred to in the notice on the Business Day specified in the notice, together with all interest accrued on the amount prepaid up to and including that Business Day.

5.4
Involuntary Prepayment The net proceeds from the refinancing, sale, scrap or Total Loss of any Vessel shall be applied promptly upon receipt in or towards prepayment of the Indebtedness then outstanding. If such net proceeds are less than the Attributable Amount for that Vessel, the net proceeds together with such additional amount as may be required to ensure that an amount equal to the Attributable Amount shall be prepaid. If the net proceeds exceed the Attributable Amount for that Vessel, any surplus shall be released to the Borrowers provided that no Event of Default or Potential Event of Default shall have occurred and be continuing. Any such prepayment shall be applied in accordance with Clause 5.7.

5.5
Special Involuntary Prepayment Promptly after the sale or scrapping of all of the Container Vessels the Borrowers shall prepay one third (33.33%) of the Indebtedness then outstanding or such amount as to ensure that LTV Ratio in relation to the remaining Vessels will not exceed seventy percent (70%) after such prepayment is made. Any prepayment made pursuant to this Clause shall be applied pro rata to the remaining Repayment Instalments.

5.6
Prepayment indemnity If the Borrowers shall, subject always to Clause 5.3, make a prepayment on a Business Day other than the last day of an Interest Period in respect of the whole of the Loan, they shall, in addition to the amount prepaid and accrued interest, pay to the Agent on behalf of the Banks any amount which the Agent may certify is necessary to compensate the Banks for any Break Costs incurred by the Agent or any of the Banks as a result of the making of the prepayment in question.

5.7
Application of prepayments Any prepayment made pursuant to Clause 5.3 or Clause 5.4 in an amount less than the Indebtedness shall be applied in satisfaction or reduction first of any costs and other amounts outstanding; secondly of all interest outstanding; thirdly of the Repayment Instalments in inverse order of maturity.

5.8	No reborrowing No amount repaid or prepaid pursuant to this Agreement may in any circumstances be reborrowed.

6	Interest

6.1
Interest Periods The period during which the Loan shall be outstanding pursuant to this Agreement shall be divided into consecutive Interest Periods of one, three, six, nine or twelve months' duration, as selected by the Borrowers by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Banks in their discretion PROVIDED THAT the Borrowers may not elect to have more than three (3) one month Interest Periods in any calendar year.

6.2
Beginning and end of Interest Periods The first Interest Period shall begin on the first Advance Date. Notwithstanding Clause 6.1, the first Interest Period in respect of each Drawing other than the first shall be of such a length as to end on the same date as the then current Interest Period applicable to the remainder of the Loan, and the final Interest Period shall end on the Repayment Date applicable to the final Repayment Instalment.

6.3
Interest Periods to meet Repayment Dates If the Borrowers shall select, or the Borrowers and the Banks shall agree, an Interest Period which does not expire on the next Repayment Date, there shall, in respect of each part of the Loan equal to a Repayment Instalment falling due for payment before the expiry of that Interest Period, be a separate Interest Period which shall expire on the relevant Repayment Date, and the Interest Period selected or agreed shall apply to the balance of the Loan only.

6.4
Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR determined at or about 11.00 a.m. on the second Business Day prior to the beginning of that Interest Period.

6.5
Failure to select Interest Period If the Borrowers at any time fail to select or agree an Interest Period in accordance with Clause 6.1, the interest rate applicable after the expiry of the then current Interest Period shall be the rate determined by the Agent in accordance with Clause 6.4 for consecutive Interest Periods each of such duration (not exceeding three months) as the Agent may select.

6.6
Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent on behalf of the Banks on the last day of each Interest Period and additionally, during any Interest Period exceeding three (3) months, on the last day of each successive three (3) month period of that Interest Period.

6.7
Ending of Interest Periods Each Interest Period shall, subject to Clauses 6.2 and 6.3, end on the date which numerically corresponds to the date on which the immediately preceding Interest Period ended (or, in the case of the first Interest Period, to the first Advance Date) in the calendar month which is the number of months selected or agreed after the calendar month in which the immediately preceding Interest Period ended (or, in the case of the first Interest Period, in which the first Advance Date occurred), except that:-

6.7.1	if there is no numerically corresponding date in the calendar month in which the Interest Period ends, the Interest Period shall end on the last Business Day in that calendar month; and

6.7.2
if any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the next preceding Business Day).

Any adjustment made pursuant to Clause 6.7.1 or 6.7.2 shall be ignored for the purpose of determining the date on which any subsequent Interest Period shall end.

6.8	Default Rate If an Event of Default shall occur, the whole of the Indebtedness shall, from the date of the occurrence of the Event of Default, bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, compounded at such intervals as the Agent shall determine, which interest shall be payable from time to time by the Borrowers to the Agent on behalf of the Banks on demand.

6.9
Determinations conclusive Each determination of an interest rate made by the Agent in accordance with Clause 6 shall (save in the case of manifest error or on any question of law) be final and conclusive.

7	Fees

The Borrowers shall pay to or to the order of the Agent the fees, commissions and other sums referred to in the Fee Letter in the amounts and on the dates set out in the Fee Letter.

8	Security Documents

8.1
As security for the repayment of the Indebtedness, the Borrowers shall execute and deliver to the Agent or cause to be executed and delivered to the Agent, on or before the first Advance Date, the following Security Documents in such forms and containing such terms and conditions as the Agent shall require:-

8.1.1	the Mortgages a first priority statutory mortgage over each Vessel together in each case with a collateral deed of covenants;

8.1.2	the Assignments a deed of assignment of the Insurances, Earnings, Requisition Compensation and Charter of each Vessel;

8.1.3	the Guarantee the guarantee and indemnity of the Guarantor;

8.1.4	the Account Security Deed an account security deed in respect of all amounts from time to time standing to the credit of the Accounts.

8.2
In consideration of the Banks making the Loan available to the Borrowers, the Borrowers agree to procure, at any time during the Facility Period, execution in favour of the Agent (as agent and security trustee of the Banks) by the Guarantor of pledges over and/or charges of all the Guarantor's right, title and interest in and to the shares of each of the Borrowers, and the Borrowers agree, if and when required to do so by the Agent, promptly to procure the execution and delivery to the Agent of all documents which the Agent may require to obtain the full benefit of such pledges and/or charges.

9	Agency and Trust

9.1	Appointment Each of the Banks appoints the Agent its agent for the purpose of administering the Loan and the Security Documents.

9.2	Authority Each of the Banks irrevocably authorises the Agent (subject to Clauses 9.4 and 9.19):-

9.2.1	to execute the Security Documents (other than this Agreement) on its behalf;

9.2.2	to collect, receive, release or pay any money on its behalf;

9.2.3	acting on the instructions from time to time of an Instructing Group to give or withhold any waivers, consents or approvals under or pursuant to any of the Security Documents;

9.2.4	acting on the instructions from time to time of an Instructing Group to exercise, or refrain from exercising, any discretions under or pursuant to any of the Security Documents; and

9.2.5	to enforce the Security Documents on its behalf.

The Agent shall have no duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Security Documents and shall not be obliged to act on any instructions from the Banks or an Instructing Group if to do so would, in the opinion of the Agent, be contrary to any provision of the Security Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

9.3
Trust The Agent agrees and declares, and each of the Banks acknowledges, that, subject to the terms and conditions of this Clause, the Agent holds the Trust Property on trust for the Banks, in accordance with their respective Proportionate Shares, absolutely. Each of the Banks agrees that the obligations, rights and benefits vested in the Agent in its capacity as security trustee shall be performed and exercised in accordance with this Clause. The Agent in its capacity as security trustee shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as agent for the Banks, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:-

9.3.1
the Agent (and any attorney, agent or delegate of the Agent) may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents; and

9.3.2
the Banks acknowledge that the Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

9.3.3	the Agent and the Banks agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.

9.4	Limitations on authority Except with the prior written consent of each of the Banks, the Agent shall not be entitled to :-

9.4.1	release or vary any security given for the Borrowers' obligations under this Agreement; nor

9.4.2	waive the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

9.4.3	change the meaning of the expressions "Instructing Group" or "Margin"; nor

9.4.4	exercise, or refrain from exercising, any discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Banks; nor

9.4.5	extend the due date for the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

9.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Bank under any of the Security Documents; nor

9.4.7	agree to change the currency in which any sum is payable under the Security Documents (other than in accordance with the terms of the Security Documents); nor

9.4.8	agree to amend this Clause 9.4.

9.5
Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Banks for anything done or omitted to be done by the Agent under or in connection with the Security Documents unless as a result of the Agent's wilful misconduct.

9.6	Acknowledgement Each of the Banks acknowledges that:-

9.6.1
it has not relied on any representation made by the Agent or any of the Agent's directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any of the Security Documents;

9.6.2
it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

9.6.3	it has made its own appraisal of the creditworthiness of the Security Parties;

9.6.4
the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any of the Security Parties unless that information is received by the Agent pursuant to the express terms of the Security Documents.

Each of the Banks agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause.

9.7	Limitations on responsibility The Agent shall have no responsibility to any of the Security Parties or to the Banks on account of:-

9.7.1	the failure of a Bank or of any of the Security Parties to perform any of their respective obligations under the Security Documents;

9.7.2	the financial condition of any of the Security Parties;

9.7.3
the completeness or accuracy of any statements, representations or warranties made in or pursuant to any of the Security Documents, or in or pursuant to any document delivered pursuant to or in connection with any of the Security Documents;

9.7.4
the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any of the Security Documents or of any document executed or delivered pursuant to or in connection with any of the Security Documents.

9.8	The Agent's rights The Agent may:-

9.8.1
assume that all representations or warranties made or deemed repeated by any of the Security Parties in or pursuant to any of the Security Documents are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary; and

9.8.2	assume that no Event of Default or Potential Event of Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary; and

9.8.3	rely on any document or Communication believed by it to be genuine; and

9.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it; and

9.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any of the Security Parties on a certificate signed by or on behalf of that Security Party; and

9.8.6
refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Banks (or, where applicable, by an Instructing Group) and unless and until the Agent has received from the Banks any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

9.9	The Agent's duties The Agent shall:-

9.9.1
if requested in writing to do so by a Bank, make enquiry and advise the Banks as to the performance or observance of any of the provisions of the Security Documents by any of the Security Parties or as to the existence of an Event of Default; and

9.9.2	inform the Banks promptly of any Event of Default of which the Agent has actual knowledge.

9.10
No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any of the Security Parties or actual knowledge of the occurrence of any Event of Default or Potential Event of Default unless a Bank or any of the Security Parties shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

9.11
Other business The Agent may, without any liability to account to the Banks, generally engage in any kind of banking or trust business with any of the Security Parties or any of their respective subsidiaries or associated companies or with a Bank as if it were not the Agent.

9.12	Indemnity The Banks shall, promptly on the Agent's request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of:-

9.12.1	all amounts payable by the Borrowers to the Agent pursuant to Clause 17 to the extent that those amounts are not paid by the Borrowers;

9.12.2	all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Security Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any of the Security Documents; or in connection with any action taken or omitted by the Agent under or pursuant to any of the Security Documents, unless in any case those liabilities, damages, costs or claims arise solely from the Agent's wilful misconduct.

9.13
Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Security Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Security Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

9.14
Distribution of payments The Agent shall pay promptly to the order of each of the Banks that Bank's Proportionate Share of every sum of money received by the Agent pursuant to the Security Documents or the Mortgagees' Insurances (with the exception of any amounts payable pursuant to Clause 7 and/or the Fee Letter and any amounts which, by the terms of the Security Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Banks) and until so paid such amount shall be held by the Agent on trust absolutely for that Bank.

9.15
Reimbursement The Agent shall have no liability to pay any sum to a Bank until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Bank on account of any amount prospectively due to that Bank pursuant to Clause 9.14 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five Business Days after the date on which that payment was required to be made by the terms of the Security Documents or the Mortgagees' Insurances, each Bank receiving any such payment will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Security Documents or the Mortgagees' Insurances and ending on the date on which the Agent receives reimbursement.

9.16
Redistribution of payments Unless otherwise agreed between the Banks and the Agent, if at any time a Bank receives or recovers by way of set-off, the exercise of any lien or otherwise (other than from any assignee or transferee of or sub-participant in that Bank's Commitment), an amount greater than that Bank's Proportionate Share of any sum due from any of the Security Parties under the Security Documents (the amount of the excess being referred to in this Clause as the "Excess Amount") then:-

9.16.1	that Bank shall promptly notify the Agent (which shall promptly notify each other Bank);

9.16.2	that Bank shall pay to the Agent an amount equal to the Excess Amount within ten days of its receipt or recovery of the Excess Amount; and

9.16.3
the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum owed to the Banks as aforesaid and shall account to the Banks in respect of the Excess Amount in accordance with the provisions of this Clause.

However, if a Bank has commenced any Proceedings to recover sums owing to it under the Security Documents and, as a result of, or in connection with, those Proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Bank which had been notified of the Proceedings and had the legal right to, but did not, join those Proceedings or commence and diligently prosecute separate Proceedings to enforce its rights in the same or another court.

9.17
Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any of the Security Parties or to any other third party, the Banks which have received any part of that Excess Amount by way of distribution from the Agent pursuant to this Clause shall repay to the Agent for the account of the Bank which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Banks share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Bank receiving or recovering the Excess Amount to the person to whom that Bank is liable to make payment in respect of such amount, and Clause 9.16.3 shall apply only to the retained amount.

9.18	Proceedings Each of the Banks and the Agent shall notify one another of the proposed commencement of any Proceedings under any of the Security Documents prior to their commencement.

9.19
Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Banks or of an Instructing Group each of the Banks shall provide the Agent with instructions within three Business Days of the Agent's request (which request may be made orally or in writing). If a Bank does not provide the Agent with instructions within that period, that Bank shall be bound by the decision of the Agent. Nothing in this Clause shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Banks or an Instructing Group if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Banks under or in connection with the Security Documents. In that event, the Agent will notify the Banks of the action taken by it as soon as reasonably practicable, and the Banks agree to ratify any action taken by the Agent pursuant to this Clause.

9.20
Communications Any Communication under this Clause shall be given, delivered, made or served, in the case of the Agent (in its capacity as Agent or as one of the Banks), and in the case of the other Banks, at the address or fax number indicated in Schedule 2.

9.21	Payments All amounts payable to a Bank under this Clause shall be paid to such account at such bank as that Bank may from time to time direct in writing to the Agent.

9.22
Retirement Subject to a successor being appointed in accordance with this Clause, the Agent may retire as agent and/or security trustee at any time without assigning any reason by giving to the Borrowers and the Banks notice of its intention to do so, in which event the following shall apply:-

9.22.1
the Banks may within thirty days after the date of the Agent's notice appoint a successor to act as agent and/or security trustee or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

9.22.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrowers or the Banks;

9.22.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security trustee but shall remain entitled to the benefit of the provisions of this Clause;

9.22.4
the Agent's successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

9.23
No fiduciary relationship Except as provided in Clauses 9.3 and 9.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for a Bank and nothing contained in any of the Security Documents shall constitute a partnership between any two or more Banks or between the Agent and any Bank.

9.24
The Agent as a Bank The expression "the Banks" when used in the Security Documents includes the Agent in its capacity as one of the Banks. The Agent shall be entitled to exercise its rights, powers, discretions and remedies under or pursuant to the Security Documents in its capacity as one of the Banks in the same manner as any other Bank and as if it were not also the Agent.

9.25
The Agent as security trustee Unless the context otherwise requires, the expression "the Agent" when used in the Security Documents includes the Agent acting in its capacities both as agent and security trustee.

10	Covenants

The Borrowers covenant with the Banks and with the Agent in the following terms.

10.1	Negative covenants

None of the Borrowers will without the Agent's prior written consent:-

10.1.1
no disposals or third party rights dispose of or create or permit to arise or continue any Encumbrance or other third party right on or over all or any part of its present or future assets or undertaking; nor

10.1.2	no borrowings borrow any money or incur any obligations under leases; nor

10.1.3	no repayments repay any loans made to it; nor

10.1.4	no substantial liabilities except in the ordinary course of business, incur any liability to any third party which is in the opinion of the Agent of a substantial nature; nor

10.1.5	no other business engage in any business other than the ownership, operation, chartering and management of the Vessel owned by it; nor

10.1.6
no loans or other financial commitments make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person; nor

10.1.7	no dividends pay any dividends or make any other distributions to shareholders or issue any new shares during the continuance of an Event of Default or Potential Event of Default; nor

10.1.8
no sale of Vessels sell or otherwise dispose of the Vessel owned by it or any shares in that Vessel nor agree to do so unless the relevant Attributable Amount of the Outstanding Indebtedness is prepaid on the date of sale or disposal; nor

10.1.9
no chartering after Event of Default following the occurrence and during the continuation of an Event of Default let its Vessel on charter or renew or extend any charter or other contract of employment of its Vessel (nor agree to do so); nor

10.1.10
no change in management appoint anyone other than the Managers as commercial or technical managers of the Vessels, nor terminate or materially vary the arrangements for the commercial or technical management of the Vessels, nor permit the Managers to sub-contract or delegate the commercial or technical management of any Vessel to any third party; nor

10.1.11	no change in ownership or control permit any change in its beneficial ownership and control from that advised to the Agent at the date of this Agreement; nor

10.1.12	no change in class or flag permit any change in the classification society or flag of any of the Vessels.

10.1.13
Charter obligations breach its obligations under any Charter to which it is a party, or cancel or purport to cancel such Charter, or amend, vary or waive performance under such Charter in a manner adverse to the interests of the Bank; nor

10.1.14
no chartering save for any Charter or any extension of such a Charter on terms acceptable to the Agent, permit the Vessels to be let on any demise charter, or on any time charter, consecutive voyage charter or other contract of employment which (inclusive of any extension option) is capable of exceeding twelve (12) months, nor to employ any Vessel in any way which might impair the security created by the Security Documents; if the terms of any such proposed time charter, consecutive voyage charter or other contract of employment are equal to or better than the Existing Charter for the relevant Vessel (which test shall include the creditworthiness of the charterer) the Agent will give its approval; and

10.1.15	no acquisition of assets except in the ordinary course of business, acquire any asset or undertaking.

10.2	Positive covenants

10.2.1
Registration and Class of Vessels The Borrowers undertake to maintain the registration of the Vessels under the flags and with the class indicated in Schedule 1 for the duration of the Facility Period.

10.2.2
Additional security If and so often as the aggregate of the Market Values of the Vessels (determined in accordance with Clause 1.1.55) plus the value of any additional security for the time being provided to the Banks (or to the Agent on their behalf) pursuant to this Clause shall be less than one hundred and thirty per cent. (130%) of the amount of the Indebtedness then outstanding, the Borrowers will, within thirty days of the request of the Agent to do so, at the Borrowers' option:-

(a)
pay to the Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Banks (or of the Agent on their behalf) as additional security for the payment of the Indebtedness; or

(b)	give to the Banks (or to the Agent on their behalf) other additional security in amount and form acceptable to the Banks in their discretion; or

(c)
prepay the amount of the Indebtedness which will ensure that the aggregate of the Market Values of the Vessels (determined as aforesaid) plus the value of any such additional security is not less than one hundred and thirty per cent. (130%) of the amount of the Loan.

Clauses 5.3, 5.6 and 5.7 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause and the value of any additional security provided pursuant to this Clause shall be determined by the Agent in its discretion.

10.2.3
Financial statements The Borrowers will supply to the Agent, without request, the annual consolidated financial statements of the Guarantor for each financial year of the Guarantor ending during the Facility Period, containing (amongst other things) the Guarantor's profit and loss account for, and balance sheet at the end of, each such financial year, prepared in accordance with generally accepted accounting principles and practices applicable in the USA consistently applied, and audited by a firm of chartered accountants (or equivalent) acceptable to the Agent, in each case within one hundred and eighty (180) days of the end of the financial year to which they relate and semi-annual management accounts within ninety (90) days of the end of the half year to which they relate.

10.2.4
Other information The Borrowers will promptly supply to the Agent copies of all financial and other information from time to time given by any of the Borrowers to its shareholders and such information and explanations as the Agent may from time to time require in connection with the operation of the Vessels and the Borrowers' profit and liquidity, and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

10.2.5
Evidence of goodstanding The Borrowers will on the request of the Agent (which shall be made no more than once in each calendar year unless an Event of Default is in existence) provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any of the Security Parties remain in good standing.

10.2.6
Evidence of current COFR Without limiting the Borrowers' obligations under Clause 10.2.4, the Borrowers will from time to time on the request of the Agent provide the Agent with such evidence as the Agent may reasonably require that each Vessel (if required) has a valid and current Certificate of Financial Responsibility pursuant to the United States Oil Pollution Act 1990.

10.2.7	ISM Code compliance The Borrowers will:-

(a)	procure that each of the Vessels remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for each of the Vessels throughout the Facility Period;

(c)	procure that each Company maintains a valid and current DOC throughout the Facility Period;

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of any Vessel or of the DOC of any Company;

(e)
immediately notify the Agent in writing of any “accident” or “major non-conformity”, as each of those terms is defined in the Guidelines on the Implementation of the International Safety Management Code by Administrations adopted by the Assembly of the International Maritime Organisation pursuant to Resolution A.788(19), and of the steps being taken to remedy the situation; and

(f)	not without the prior written consent of the Agent (which will not be unreasonably withheld) change the identity of any Company.

10.2.8	ISPS Code compliance The Borrowers will:-

(a)	for the duration of the Facility Period comply with the ISPS Code in relation to each of the Vessels and procure that each of the Vessels and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for each of the Vessels throughout the Facility Period; and

(c)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of any ISSC.

10.2.9
Inspection of records The Borrowers will permit the inspection of their financial records and accounts from time to time by the Agent or its nominee, such inspection to take place on reasonable notice and no more than once in each calendar year unless an Event of Default shall occur.

10.2.10
Pari passu obligations The Borrowers will ensure that, throughout the Facility Period, the obligations of the Security Parties under or pursuant to the Security Documents rank at least pari passu with all other existing or future indebtedness, obligations or liabilities of the Security Parties, other than any mandatorily preferred by law.

10.2.11	Notification of Event of Default The Borrowers will immediately notify the Agent in writing of the occurrence of any Event of Default or Potential Event of Default.

10.2.12
Balance of Cash Collateral Account The Borrowers will ensure that a minimum of five million Dollars ($5,000,000) (the "Cash Collateral") is standing to the credit of the Cash Collateral Account at all times during the Facility Period PROVIDED THAT the Cash Collateral will be released by the Agent on behalf of the Banks to the Borrowers upon (i) the sale or scrapping of all of the Container Vessels and (ii) an immediate Special Involuntary Prepayment.

10.2.13
Sale of Container Vessels If at any time any of the Container Vessels is not employed on a Charter or another charter acceptable to the Banks, the Borrowers will promptly sell (or scrap) the relevant Container Vessel(s).

10.2.14	Future transactions The Borrowers undertake to give the Agent a right to be involved in any future transactions in relation to the Borrowers or the Vessels on market conditions.

11	Earnings and Cash Collateral Accounts

11.1
Maintenance of accounts The Borrowers shall maintain the Accounts with the Agent for the duration of the Facility Period free of Encumbrances and rights of set off other than as created by or pursuant to the Security Documents.

11.2	Earnings The Borrowers shall procure that there is credited to the Earnings Account all Earnings and any Requisition Compensation which are to be applied as follows:

(i)	firstly, in or towards Operating Expenses;

(ii)	secondly, in or towards payment of any costs, outstanding fees and commissions or other monies owed to the Banks relating to the Indebtedness;

(iii)	thirdly, in or towards payment of all due Interest accrued but unpaid in respect of the Loan; and

(iv)	fourthly, in or towards payment of the Repayment Instalments.

11.3
Borrowers' obligations not affected If for any reason the amount standing to the credit of the Earnings Account shall be insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrowers' obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

11.4
Release of surplus Any amount remaining to the credit of the Earnings Account following the making of any payment required by Clause 11.2 shall (unless an Event of Default or Potential Event of Default shall have occurred and be continuing) be released to or to the order of the Borrowers.

11.5	Restriction on withdrawal During the Facility Period no sum may be withdrawn from the Accounts (except in accordance with this Clause) without the prior written consent of the Agent.

11.6
Relocation of Accounts At any time following the occurrence and during the continuation of an Event of Default, the Agent may without the consent of the Borrowers relocate either or both of the Accounts to any other branch of the Agent, without prejudice to the continued application of this Clause and the rights of the Banks under or pursuant to the Security Documents.

12	Events Of Default

12.1
The Agent's rights If any of the events set out in Clause 12.2 occurs, the Agent may (and, if instructed to do so by an Instructing Group, shall) by notice to the Borrowers declare the Banks to be under no further obligation to the Borrowers under or pursuant to this Agreement and may (and, if instructed to do so by an Instructing Group shall) declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued) to be immediately payable, in which event the Indebtedness (or the part of the Indebtedness referred to in the Agent's notice) shall immediately become due and payable without any further demand or notice of any kind.

12.2	Events of Default The events referred to in Clause 12.1 are:-

12.2.1	payment default if the Borrowers default in the payment of any part of the Indebtedness when due; or

12.2.2
other default if any of the Security Parties fails to observe or perform any of the covenants, conditions, undertakings, agreements or obligations on its part contained in any of the Security Documents or shall in any other way be in breach of or do or cause to be done any act repudiating or evidencing an intention to repudiate any of the Security Documents; or

12.2.3
misrepresentation or breach of warranty if any representation or warranty made or repeated, or any other information given, by any of the Security Parties to the Banks or the Agent in or leading up to or during the currency of any of the Security Documents, or in or pursuant to any notice or other document delivered to the Agent under or pursuant to any of the Security Documents, is false or incorrect or misleading in any respect which the Agent in its discretion considers to be material; or

12.2.4
execution if a distress or execution or other process of a court or authority is levied on any of the property of any of the Security Parties before or after final judgment or by order of any competent court or authority and is not satisfied within seven days of levy; or

12.2.5	insolvency events if any of the Security Parties:-

(a)	resolves to appoint, or applies for, or consents to, the appointment of a receiver, administrative receiver, trustee, administrator or liquidator of itself or of all or part of its assets; or

(b)	is unable or admits its inability to pay its debts as they fall due; or

(c)	makes a general assignment for the benefit of creditors or enters into a moratorium on payment of any of its indebtedness; or

(d)	ceases trading or threatens to cease trading; or

(e)	has appointed an Inspector under the Companies Act 1985 or any statutory provision which the Agent in its discretion considers analogous thereto; or

12.2.6
insolvency proceedings if any proceedings are commenced or threatened, or any order or judgment is given by any court, for the bankruptcy, liquidation, winding up, administration or re-organisation of any of the Security Parties or for the appointment of a receiver, administrative receiver, administrator, liquidator or trustee of any of the Security Parties or of all or part of the assets of any of the Security Parties, or if any person appoints or purports to appoint such receiver, administrative receiver, administrator, liquidator or trustee; or

12.2.7
impossibility or illegality if any event occurs which would, or would with the passage of time, render performance of any of the Security Documents by any of the Security Parties impossible, unlawful or unenforceable by the Banks or the Agent; or

12.2.8	conditions subsequent if any of the conditions set out in Clause 3.4 is not satisfied within the time reasonably required by the Agent; or

12.2.9
revocation or modification of consents etc. if any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is not obtained or is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of the Banks, or ceases to remain in full force and effect; or

12.2.10
curtailment of business if the business of any of the Security Parties is wholly or partially curtailed or suspended by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government; or

12.2.11
loss of Vessel if any Vessel or any other vessel which may from time to time be mortgaged to the Banks (or to the Agent on their behalf) as security for the repayment of all or any part of the Indebtedness is destroyed, abandoned, confiscated, forfeited, condemned as prize or becomes a Total Loss except that a Total Loss shall not be an Event of Default if each of:-

(a)	the Vessel or other vessel is insured in accordance with the Security Documents; and

(b)
no insurer has refused to meet or has disputed the claim for Total Loss unless the Agent has reasonable grounds to believe that any such refusal or dispute is unlikely to succeed in a court of law; and

(c)
payment of all insurance proceeds in respect of the Total Loss is made in full to the Agent on behalf of the Banks (or, if such insurance proceeds are not so received, the Borrowers procure payment to the Agent of the relevant Attributable Amount) within one hundred and twenty days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its sole discretion agree; or

12.2.12	cross default if the Borrowers or the Guarantor commit a default under any other agreement to which they are a party concerning any kind of financial liability; or

12.2.13	reduction of capital if any of the Security Parties reduces its authorised or issued or subscribed capital; or

12.2.14
challenge to registration if the registration of any Vessel or any Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or if the validity or priority of any Mortgage is contested; or

12.2.15
war if the country of registration of any Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

12.2.16	notice of termination if the Guarantor gives notice to the Agent to determine its obligations under the Guarantee; or

12.2.17
material adverse change etc. if anything is done or permitted or omitted to be done by any of the Security Parties (other than the Managers) which in the reasonable opinion of the Agent jeopardises or imperils (or may jeopardise or imperil) the rights conferred on the Agent and the Banks by the Security Documents, or if there occurs (in the opinion of the Agent) any material adverse change in the business, affairs or financial condition of any of the Security Parties from that pertaining at the date of this Agreement; or

12.2.18
material adverse change or cancellation of an Existing Charter if at any time any Existing Charter is subject to a material adverse amendment (in the opinion of the Agent) or is terminated, revoked, cancelled, repudiated or otherwise ceases to be in full force and effect other than by effluxion of time and has not been replaced by another Charter within ten (10) Business Days; or

12.2.19	analogous events if any event which (in the opinion of the Agent) is analogous to any of the events set out above shall occur.

13	Set-Off And Lien

13.1
Set-off The Borrowers irrevocably authorise the Agent and the Banks at any time after all or any part of the Indebtedness shall have become due and payable to set off without notice any liability of any of the Borrowers to any of the Banks or to the Agent (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of any of the Borrowers (whether current or otherwise and whether or not subject to notice) with any branch of the Agent or of any Bank in or towards satisfaction of the Indebtedness and, in the name of the Agent or that Bank or that Borrower, to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.

13.2
Lien The Agent and each Bank shall have a lien on and be entitled to retain and realise as additional security for the repayment of the Indebtedness any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of any of the Borrowers (or of the Agent or that Bank as agent or nominee of any of the Borrowers) from time to time held by the Agent or that Bank, whether for safe custody or otherwise.

13.3	Application Each of the Borrowers irrevocably authorises the Agent to apply all sums which the Agent may receive:-

13.3.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

13.3.2	by way of payment to the Agent of any sum in respect of the Insurances, Earnings or Requisition Compensation of a Vessel; or

13.3.3	otherwise arising under or in connection with any of the Security Documents in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Agent may determine.

14	Assignment and Sub-Participation

14.1
Right to assign Each of the Banks may assign or transfer any of its rights and/or obligations under or pursuant to this Agreement to any other branch of that Bank or (with the prior written consent of the Borrowers, such consent not to be unreasonably withheld or delayed) to any other bank or financial institution, and may grant sub-participations in all or any part of its Commitment.

14.2
Borrowers' co-operation The Borrowers will co-operate fully with the Banks in connection with any assignment, transfer or sub-participation; will execute and procure the execution of such documents as the Banks may require in connection therewith; irrevocably authorise the Agent to sign any Transfer Certificate on their behalf; and irrevocably authorise the Agent and the Banks (subject to any proposed assignee, transferee or sub-participant signing a suitable confidentiality undertaking) to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan or the Security Documents which the Agent or the Banks may in its discretion consider necessary or desirable.

14.3
Rights of assignee Any assignee, transferee or sub-participant of a Bank shall (unless limited by the express terms of the assignment, transfer or sub-participation) take the full benefit of every provision of the Security Documents benefiting that Bank.

14.4
Transfer Certificates If any Bank wishes to transfer any of its rights and/or obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:-

14.4.1
to the extent that that Bank seeks to transfer its rights and/or obligations, the Borrowers (on the one hand) and the Bank in question (on the other) shall be released from all further obligations towards the other(s);

14.4.2	the Borrowers (on the one hand) and the Transferee (on the other) shall assume obligations towards the other(s) identical to those released pursuant to Clause 14.4.1;

14.4.3
the Agent, each of the Banks and the Transferee shall have the same rights and obligations between themselves as they would have had if the Transferee had been an original party to this Agreement as a Bank; and

14.4.4	the Transferee shall pay to the Agent for its own account a transfer fee of two thousand ($2,000) Dollars.

Each Bank irrevocably authorises the Agent to sign on its behalf any Transfer Certificate relating to the transfer of any of the rights and/or obligations of any other Bank.

14.5
Security Documents Unless otherwise expressly provided in any Security Document or otherwise expressly agreed between a Bank and any proposed Transferee and notified by that Bank to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the Transferee with any transfer of a Bank's rights and/or obligations under or pursuant to this Agreement the rights of that Bank under or pursuant to the Security Documents (other than this Agreement) which relate to the portion of the Bank's rights and/or obligations transferred by the relevant Transfer Certificate.

15	Payments, Mandatory Prepayment, Reserve Requirements and Illegality

15.1
Payments All amounts payable by any of the Borrowers under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Agent may from time to time direct to the Borrowers, and (unless payable in any other Currency of Account) shall be paid in Dollars in same day funds (or such funds as are required by the authorities in the United States of America for settlement of international payments for immediate value). Payments shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

15.2
No deductions or withholdings All payments (whether of principal or interest or otherwise) to be made by any of the Borrowers pursuant to the Security Documents shall, subject only to Clause 15.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

15.3
Grossing-up If at any time any law requires (or is interpreted to require) a Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, that Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Agent and the Banks receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

15.4
Evidence of deductions If at any time a Borrower is required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Security Documents, that Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

15.5
Adjustment of due dates If any payment or transfer of funds to be made under any of the Security Documents, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

15.6
Change in law If, by reason of the introduction of any law, or any change in any law, or the interpretation or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:-

15.6.1	any Bank or the Agent (or the holding company of any Bank or the Agent) shall be subject to any Tax with respect to payments of all or any part of the Indebtedness; or

15.6.2	the basis of Taxation of payments to any Bank or to the Agent in respect of all or any part of the Indebtedness shall be changed; or

15.6.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of any Bank; or

15.6.4
the manner in which any Bank or the Agent allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which any Bank or the Agent is required or requested to maintain shall be affected; or

15.6.5	there is imposed on any Bank or on the Agent (or on the holding company of any Bank or the Agent) any other condition in relation to the Indebtedness or the Security Documents;

and the result of any of the above shall be to increase the cost to any Bank (or to the holding company of any Bank) of that Bank making or maintaining its Commitment or to cause any Bank or the Agent to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement, and/or performing its obligations under this Agreement, then:

(i)	the Bank affected shall notify the Agent,

(ii)
the Agent shall negotiate with the Borrowers in good faith with a view to restructuring the transaction constituted by the Security Documents in a way which will (in the reasonable opinion of the Agent) satisfactorily avoid either the unlawfulness or increased costs concerned (each as the case may be) without either decreasing the amounts or net returns due to the Agent and the Banks under the Security Documents or which would, but for such unlawfulness or such increased costs (each as the case may be), have been so due, or otherwise adversely affecting the rights, interests and security of the Banks under the transaction as presently constituted and will not (in the reasonable opinion of the Agent) increase the cost to the Borrowers of or otherwise adversely affect the rights and interests of the Borrowers under the transaction and unless the Agent nominates a longer period (which it shall be at liberty to do), such negotiations shall continue for a period of thirty (30) days after the Borrowers have been given notice under this clause or for such lesser period as is permitted under applicable law having regard to either the unlawfulness or the increased costs concerned (such period called the "Negotiation Period");

(iii)
if at the end of the Negotiation Period the Agent and the Borrowers have not reached agreement on a restructuring of the transaction on the basis described in sub-clause (ii) above, then the Borrowers shall on demand, made at any time after expiry of the Negotiation Period whether or not the relevant Bank's Contribution has been repaid, pay to such Bank the amount which such Bank specifies (in a certificate (which shall be conclusive in the absence of manifest error) setting forth the basis of the computation of such amount but not including any matters which such Bank regards as confidential in relation to its funding arrangements) is required to compensate such Bank for such alternative funding, increased cost, reduction, payment or forgone return.

15.7
Illegality and impracticality Notwithstanding anything contained in the Security Documents, the obligations of the Banks to advance or maintain the Loan shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful or, in the opinion of any Bank, impracticable for that Bank to advance or maintain its Commitment. In that event the Bank affected shall notify the Agent and the Agent shall, by written notice to the Borrowers, declare the Banks' obligations to be immediately terminated. If all or any part of the Loan shall have been advanced by the Banks to the Borrowers, the Indebtedness (including all accrued interest) shall be prepaid within thirty days from the date of such notice. Clause 5.6 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period. The Agent and the Banks shall consult in good faith (as per the provisions of clause 15.6) with the Borrowers (but without incurring any legal obligations) with a view to trying to establish an alternative means of funding such Commitment, in a manner which does not breach any applicable law or regulation.

15.8
Changes in market circumstances If at any time a Bank determines (which determination shall be final and conclusive and binding on the Borrowers) that, by reason of changes affecting the London Interbank market, adequate and fair means do not exist for ascertaining the rate of interest on the Loan pursuant to this Agreement:-

15.8.1	that Bank shall give notice to the Agent and the Agent shall give notice to the Borrowers of the occurrence of such event; and

15.8.2
the Agent shall as soon as reasonably practicable certify to the Borrowers in writing the effective cost to the Banks of maintaining the Loan for such further period as shall be selected by the Banks and the rate of interest payable by the Borrowers for that period; or, if that is not acceptable to the Borrowers,

15.8.3
the Agent on behalf of the Banks will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for the Loan which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty days of the giving of the notice referred to in Clause 15.8.1, the Borrowers and the Agent fail to agree in writing on a substitute basis for the Loan, the Borrowers will immediately prepay the Indebtedness. Clause 5.6 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

15.9
Non-availability of currency If a Bank is for any reason unable to obtain Dollars in the London Interbank market and is, as a result, or as a result of any other contingency affecting the London Interbank market, unable to advance or maintain its Commitment in Dollars, that Bank shall give notice to the Agent and the Agent shall give notice to the Borrowers and the Banks' obligations to make the Loan available shall immediately cease. In that event, if all or any part of the Loan shall have been advanced by the Banks to the Borrowers, the Agent on behalf of the Banks will negotiate with the Borrowers in good faith with a view to establishing a mutually acceptable basis for funding the Loan from an alternative source. If the Agent and the Borrowers have failed to agree in writing on a basis for funding the Loan from an alternative source by 11.00 a.m. on the second Business Day prior to the end of the then current Interest Period, the Borrowers will (without prejudice to their other obligations under or pursuant to this Agreement, including, without limitation, their obligation to pay interest on the Loan, arising on the expiry of the then current Interest Period) prepay the Indebtedness to the Agent on behalf of the Banks on the expiry of the then current Interest Period.

16	Communications

16.1
Method Except for Communications pursuant to Clause 9, which shall be made or given in accordance with Clause 9.20, any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax and shall be in the English language and sent addressed:-

16.1.1	in the case of the Banks or the Agent to the Agent at its address at the head of this Agreement (fax no: +31 10 401 5323) marked for the attention of: The Global Shipping Group;

16.1.2	in the case of the Borrowers to the Communications Address;

or to such other address or fax number as the Banks, the Agent or the Borrowers may designate for themselves by written notice to the others.

16.2	Timing A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by, the Borrowers:-

16.2.1	in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;

16.2.2	if delivered to an officer of any of the Borrowers or left at the Communications Address at the time of delivery or leaving; or

16.2.3	if posted, at 9.00 a.m. on the Business Day after posting by prepaid first class post.

A Communication shall only be deemed to have been duly given, delivered, made or served to or on, and received by, the Banks or the Agent on actual receipt of the whole of that Communication by the Agent.

16.3
Indemnity The Borrowers shall indemnify the Agent and each Bank against any cost, claim, liability, loss or expense (including legal fees and any Value Added Tax or any similar or replacement tax (if applicable)) which the Agent or any of the Banks may sustain or incur as a consequence of any Communication sent by or on behalf of any of the Borrowers by fax not being received by its intended recipient, or being received incomplete, or by reason of any Communication purportedly having been sent by or on behalf of any of the Borrowers having been sent fraudulently.

17	General Indemnities

17.1
Currency In the event of the Agent or a Bank receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Agent's written demand, pay to the Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the Banks as a separate debt under this Agreement.

17.2
Costs and expenses The Borrowers will, within fourteen days of the Agent's written demand, reimburse the Agent (on behalf of itself and the Banks) for all costs and expenses (including Value Added Tax or any similar or replacement tax if applicable) of and incidental to:-

17.2.1
the negotiation, preparation, execution and registration of the Security Documents (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Loan is advanced);

17.2.2	any amendments, addenda or supplements to any of the Security Documents (whether or not completed);

17.2.3
any other documents which may at any time be required by any Bank or by the Agent to give effect to any of the Security Documents or which any Bank or the Agent is entitled to call for or obtain pursuant to any of the Security Documents (including, without limitation, all premiums and other sums from time to time payable by the Agent in relation to the Mortgagees' Insurances); and

17.2.4	the exercise of the rights, powers, discretions and remedies of the Banks and/or the Agent under or pursuant to the Security Documents.

17.3
Events of Default The Borrowers shall indemnify the Banks and the Agent from time to time on demand against all losses and costs incurred or sustained by any Bank or by the Agent as a consequence of any Event of Default, including (without limitation) any Break Costs.

17.4
Funding costs The Borrowers shall indemnify the Banks and the Agent from time to time on demand against all losses and costs incurred or sustained by any Bank or by the Agent if, for any reason, any Drawing is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by the Agent or by any of the Banks) including (without limitation) any Break Costs.

17.5
Protection and enforcement The Borrowers shall indemnify the Banks and the Agent from time to time on demand against all losses, costs and liabilities which any Bank or the Agent may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Banks and/or the Agent by the Security Documents or in or about the exercise or purported exercise by the Banks and/or the Agent of any of the rights, powers, discretions or remedies vested in them under or arising out of the Security Documents, including (without limitation) any losses, costs and liabilities which any Bank or the Agent may from time to time sustain, incur or become liable for by reason of the Banks or the Agent being mortgagees of any Vessel and/or a lender to the Borrowers, or by reason of any Bank or the Agent being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of any Vessel.

17.6
Liabilities of Banks and Agent The Borrowers will from time to time reimburse the Banks and the Agent on demand for all sums which any Bank or the Agent may pay or become actually or contingently liable for on account of any Borrower or in connection with any Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which any Bank or the Agent may pay or guarantees which any Bank or the Agent may give in respect of the Insurances, any expenses incurred by any Bank or by the Agent in connection with the maintenance or repair of any Vessel or in discharging any lien, bond or other claim relating in any way to any Vessel, and any sums which any Bank or the Agent may pay or guarantees which they may give to procure the release of any Vessel from arrest or detention.

17.7
Taxes The Borrowers shall pay all Taxes to which all or any part of the Indebtedness or any of the Security Documents may be at any time subject and shall indemnify the Agent and the Banks on demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

18	Miscellaneous

18.1
Waivers No failure or delay on the part of the Agent or of a Bank in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between the Agent or any Bank and any of the Borrowers, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Agent, nor shall any single or partial exercise by the Agent or a Bank of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by the Agent or a Bank of any other right, power, discretion or remedy.

18.2	No oral variations No variation or amendment of any of the Security Documents shall be valid unless in writing and signed on behalf of the Banks and the Agent.

18.3
Severability If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

18.4
Successors etc. The Security Documents shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Bank and the Agent and their respective successors, transferees and assignees. None of the Borrowers may assign nor transfer any of its rights under or pursuant to any of the Security Documents without the prior written consent of the Agent.

18.5
Further assurance If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by the Banks or by the Agent on their behalf are considered by the Banks for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Banks are necessary to provide adequate security for the repayment of the Indebtedness.

18.6
Other arrangements The Banks and the Agent may, without prejudice to their rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as they may in their discretion determine, and without notice to any Borrower, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Banks and/or the Agent in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrowers or the rights of the Banks and the Agent under or pursuant to the Security Documents.

18.7
Advisers The Borrowers irrevocably authorise the Agent, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessels. The Borrowers will provide such advisers and consultants with all information and documents which they may from time to time require and will reimburse the Agent on demand for all costs and expenses incurred by the Agent in connection with the consultation or retention of such advisers or consultants.

18.8
Delegation The Banks and the Agent may at any time and from time to time delegate to any person any of their rights, powers, discretions and remedies pursuant to the Security Documents on such terms as they may consider appropriate (including the power to sub-delegate).

18.9
Rights etc. cumulative Every right, power, discretion and remedy conferred on the Banks and/or the Agent under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity. The Banks and the Agent may exercise each of their rights, powers, discretions and remedies as often and in such order as they deem appropriate. The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise that or any other right, power, discretion or remedy either simultaneously or subsequently.

18.10
No enquiry The Banks and the Agent shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not any Bank or the Agent had notice thereof.

18.11
Continuing security The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and neither the Banks nor the Agent shall be under any further actual or contingent liability to any third party in relation to the Vessels, the Insurances, Earnings or Requisition Compensation or any other matter referred to in the Security Documents.

18.12
Security cumulative The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Banks or by the Agent for or in respect of all or any part of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of the Banks or the Agent, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security. Section 93 of the Law of Property Act 1925 and all provisions which the Agent considers analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

18.13
Re-instatement If the Banks or the Agent take any steps to exercise any of their rights, powers, remedies or discretions pursuant to the Security Documents and the result shall be adverse to the Banks and/or the Agent, the Borrowers, the Banks and the Agent shall be restored to their former positions as if no such steps had been taken.

18.14
No liability Neither the Banks nor the Agent nor any agent or employee of any Bank and/or the Agent, nor any receiver and/or manager appointed by the Agent, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Banks and/or the Agent under or pursuant to the Security Documents nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable.

18.15
Rescission of payments etc. Any discharge, release or reassignment by the Banks and/or the Agent of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

18.16
Subsequent Encumbrances If the Agent receives notice of any subsequent Encumbrance affecting any Vessel or all or any part of the Insurances, Earnings or Requisition Compensation or the Accounts, the Agent may open a new account in its books for the Borrowers. If the Agent does not open a new account, then (unless the Agent gives written notice to the contrary to the Borrowers) as from the time of receipt by the Agent of notice of such subsequent Encumbrance, all payments made to the Agent shall be treated as having been credited to a new account of the Borrowers and not as having been applied in reduction of the Indebtedness.

18.17
Releases If any Bank or the Agent shall at any time release any party from all or any part of any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

18.18
Discretions Unless otherwise expressly indicated, where any Bank or the Agent is stated in the Security Documents to have a discretion and/or where the opinion of any Bank or the Agent is referred to and/or where the consent, agreement or approval of any Bank or the Agent is required for any course of action, or where anything is required to be acceptable to any Bank or to the Agent, the Banks and the Agent shall have a sole, absolute and unfettered discretion and/or may give or withhold their consent, agreement or approval at their sole, absolute and unfettered discretion.

18.19
Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

18.20
Survival of representations and warranties The representations and warranties on the part of the Borrowers contained in this Agreement shall survive the execution of this Agreement and the advance of the Loan.

18.21	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

18.22	Contracts (Rights of Third Parties) Act 1999 No term of this Agreement is enforceable by a person who is not a party to it.

19	Law and Jurisdiction

19.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

19.2
Jurisdiction For the exclusive benefit of the Banks and the Agent, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts.

19.3
Alternative jurisdictions Nothing contained in this Clause shall limit the right of the Banks or the Agent to commence any Proceedings against any of the Borrowers in any other court of competent jurisdiction nor shall the commencement of any Proceedings against any of the Borrowers in one or more jurisdictions preclude the commencement of any Proceedings in any other jurisdiction, whether concurrently or not.

19.4
Waiver of objections Each of the Borrowers irrevocably waives any objection which it may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any Proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

19.5
Service of process Without prejudice to the right of the Agent and the Banks to use any other method of service permitted by law, each of the Borrowers irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to the Address for Service, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9.00 a.m. on the Business Day after posting by prepaid first class post.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SCHEDULE 1

The Borrowers and the Vessels

Name of Borrower	Country of Incorporation	Registered Office	Name of Vessel	Flag of Vessel	Type of Vessel	Charterer	Period + (Option)	Rate	Class	Index Amount
Urbana Shipping Limited	Bahamas	Mareva House, 4 George Street, Nassau, Bahamas	"Maersk Barcelona"	Bahamas	Container	AP Moller	Till 22/09/05 + (2*1yr)	8350+(7500)	NS (container carriers) MNS	6.6%
Gulfport Shipping Limited	Bahamas	Mareva House, 4 George Street, Nassau, Bahamas	"Ankara"	Bahamas	Container	AP Moller	Till 22/09/05 + (2*1yr)	8350+(7500)	+100A1 container ship + LMC UMS	6.6%
Kokomo Shipping Limited	Bahamas	Mareva House, 4 George Street, Nassau, Bahamas	"Maersk Belawan"	Bahamas	Container	AP Moller	Till 15/09/05 + (2*1yr)	8000+(7500)	+100A1 container ship + LMC UMS	13.2%
Kaplan Shipping Co. Limited	Bahamas	Mareva House, 4 George Street, Nassau, Bahamas	"Maersk Brisbane"	Bahamas	Container	AP Moller	Till 06/10/05 + (2*1yr)	8350+(7500)	+100A1 container ship + LMC UMS	6.6%
MC Pelerin Shipping Limited	Bahamas	Mareva House, 4 George Street, Nassau, Bahamas	"Coniston"	Bahamas	Liquidated Petroleum Gas Carrier	Statoil	Till 04/07/05 + (1yr)	160,000+(200,000)	NS (Tanker, Liquefied Gases - Maximum Pressure 18.0kg/cm2 and Minimum Temperature 0OC Type 2PG) MNS	6%
MC Heron Shipping Limited	Bahamas	Mareva House, 4 George Street, Nassau, Bahamas	"Auteuil"	Bahamas	Liquidated Petroleum Gas Carrier	Statoil	Till 01/07/05 + (1yr)	150,000+(170,000)	NS (Tanker, Liquefied Gases - Maximum Pressure 18.0kg/cm2 and Minimum Temperature 0OC Type 2PG) MNS	8%
MC Cormorant Shipping Limited	Bahamas	Mareva House, 4 George Street, Nassau, Bahamas	"Deauville"	Bahamas	Liquidated Petroleum Gas Carrier	Geogas	Till 07/02/05 + (1yr)	127,500+(160,000)	NS (Tanker, Liquefied Gases - Maximum Pressure 18.0kg/cm2 and Minimum Temperature 0OC Type 2PG) MNS	8%
MC Tercel Shipping Limited	Bahamas	Mareva House, 4 George Street, Nassau, Bahamas	"Longchamp"	Bahamas	Liquidated Petroleum Gas Carrier	Statoil	Till 14/06/05 + (1yr)	130,000+(160,000)	NS (Tanker, Liquefied Gases - Maximum Pressure 18.0kg/cm2 and Minimum Temperature 0OC Type 2PG)	6%

Name of Borrower	Country of Incorporation	Registered Office	Name of Vessel	Flag of Vessel	Type of Vessel	Charterer	Period + (Option)	Rate	Class	Index Amount
									MNS
Sphinx Limited	St. Vincent and the Grenadines	PO Box 613, Kingstown, St Vincent and the Grenadines	"Malvern"	Bahamas	Liquidated Petroleum Gas Carrier	Statoil	Till 12/12/04 + (1yr)	135,000+(150,000)	NS (Tanker, Liquefied Gases - Maximum Pressure 18.0kg/cm2 and Minimum Temperature 0OC Type 2PG) MNS	6%
MC Egret Shipping Limited	Bahamas	Mareva House, 4 George Street, Nassau, Bahamas	"Cheltenham"	Bahamas	Liquidated Petroleum Gas Carrier	Statoil	Till 04/12/04 + (1yr)	135,000+(150,000)	NS (Tanker, Liquefied Gases - Maximum Pressure 18.0kg/cm2 and Minimum Temperature 0OC Type 2PG) MNS	6%
MC Chantilly Limited	Bahamas	Mareva House, 4 George Street, Nassau, Bahamas	"La Forge"	Bahamas	Very Large Gas Carrier	Geogas	Till 28/09/06	615,000	HULL MACH LIQUEFIED GAS CARRIER UNRESTRICTED NAVIGATION AUT UMS	27%

SCHEDULE 2

The Banks and the Commitments

The Banks	The Commitments
(in Dollars)

Fortis Bank (Nederland) N.V.	45,000,000
Coolsingel 93
3012 AE Rotterdam
The Netherlands

Fax: +31 10 401 5323
Attn: Global Shipping Group

SCHEDULE 3

General Terms and Conditions

SIGNED by	)
duly authorised for and on behalf	)
of URBANA SHIPPING LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of GULFPORT SHIPPING LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of KOKOMO SHIPPING LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of KAPLAN SHIPPING CO. LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of MC PELERIN SHIPPING LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of MC HERON SHIPPING LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of MC CORMORANT SHIPPING	)
LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of MC TERCEL SHIPPING LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of SPHINX LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of MC EGRET SHIPPING LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of MC CHANTILLY LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)
of FORTIS BANK (NEDERLAND) N.V.	)
(as a Bank))

SIGNED by	)
duly authorised for and on behalf	)
of FORTIS BANK (NEDERLAND) N.V.	)
(as Agent))

APPENDIX A

To:	Fortis Bank (Nederland) N.V.

From:	Urbana Shipping Limited
Gulfport Shipping Limited
Kokomo Shipping Limited
Kaplan Shipping Co. Limited
MC Pelerin Shipping Limited
MC Heron Shipping Limited
MC Cormorant Shipping Ltd.
MC Tercel Shipping Limited
Sphinx Limited
MC Egret Shipping Limited
MC Chantilly Limited

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated  ______________2004 made between, amongst others, ourselves and yourselves ("the Agreement").

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 2.3 of the Agreement, we irrevocably request that you advance a Drawing of [Tranche A] [Tranche B] to us on _______ 2004, which is a Business Day, by paying the amount of the Drawing to [specify account details].

We warrant that the representations and warranties contained in Clause 4 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on               200 ; that no Event of Default nor Potential Event of Default has occurred and is continuing, and that no Event of Default or Potential Event of Default will result from the advance of the Drawing requested in this Drawdown Notice.

[We select the period of [       ] months as the first Interest Period].

Yours faithfully

.......................
For and on behalf of
Urbana Shipping Limited
Gulfport Shipping Limited
Kokomo Shipping Limited
Kaplan Shipping Co. Limited

MC Pelerin Shipping Limited
MC Heron Shipping Limited
MC Cormorant Shipping Ltd.
MC Tercel Shipping Limited
Sphinx Limited
MC Egret Shipping Limited
MC Chantilly Limited

APPENDIX B

Form of Transfer Certificate

To:  Fortis Bank (Nederland) N.V.

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated “the Loan Agreement") dated 2004, on the terms and subject to the conditions of which a secured loan facility of up to $45,000,000 was made available to Urbana Shipping Limited and others, as joint and several borrowers, by a syndicate of banks on whose behalf you act as agent and security trustee.

1	Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms "Transferor" and "Transferee" are defined in the schedule to this certificate.

2	The Transferor:-

2.1	confirms that the details in the Schedule under the heading "Transferor's Commitment" accurately summarise its Commitment; and

2.2
requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for Communications specified in the Loan Agreement.

3	The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent (on its own behalf and on behalf of each of the Borrowers and each of the Banks other than the Transferor) confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:-

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2
it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3
it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any of the Security Parties.

6	Execution of this certificate by the Transferee constitutes its representation to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Bank on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7	The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Security Documents or any document relating to any of the Security Documents, and assumes no responsibility for the financial condition of any of the Security Parties or for the performance and observance by the Security Parties of any of their obligations under any of the Security Documents or any document relating to any of the Security Documents and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:-

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2
support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any of the Security Documents of any obligations under any of the Security Documents.

10	The address and fax number of the Transferee for the purposes of clause 9.20 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 9.20 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

Fortis Bank (Nederland) N.V. as Agent
for and on behalf of itself, each of the Borrowers and each of the Banks (other than the Transferor)

By:

Date:

DATED  11th  October 2004

MC SHIPPING INC

- to -

FORTIS BANK (NEDERLAND) N.V.

____________________________________

GUARANTEE AND INDEMNITY
____________________________________

CONTENTS
Page

1	Definitions and Interpretation	2

2	Representations and Warranties	3

3	Guarantee and Indemnity	4

4	Preservation of Guarantor's Liability	5

5	Preservation of Credit Parties' Rights	6

6	Undertakings	8

7	Payments	10

8	Currency	11

9	Set-Off and Lien	12

10	Application of Moneys	13

11	Partial invalidity	13

12	Further Assurance	14

13	Miscellaneous	14

14	Notices	14

15	Counterparts	15

16	Law and Jurisdiction	15

GUARANTEE AND INDEMNITY

Dated:	11 October 2004

BY:

(1)	MC SHIPPING INC, a corporation incorporated according to the law of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (the "Guarantor");

IN FAVOUR OF:

(2)
FORTIS BANK (NEDERLAND) N.V. acting as agent and security trustee for the Lenders (as hereinafter defined) through its office at Coolsingel 93, 3012 AE Rotterdam The Netherlands (the "Security Agent").

WHEREAS:-

(A)
Each of the banks listed in Schedule 2 to the Loan Agreement (as defined below) (collectively the "Lenders") has agreed to lend to Urbana Shipping Limited ("Urbana"), Gulfport Shipping Limited ("Gulfport"), Kokomo Shipping Limited ("Kokomo"), Kaplan Shipping Co. Limited ("Kaplan"), MC Pelerin Shipping Limited ("MC Pelerin"), MC Heron Shipping Limited ("MC Heron"), MC Cormorant Shipping Limited ("MC Cormorant"), MC Tercel Shipping Limited ("MC Tercel"), MC Egret Shipping Limited ("MC Egret"), MC Chantilly Limited ("MC Chantilly"), each a Bahamian company and a wholly-owned subsidiary of the Guarantor, and Sphinx Limited ("Sphinx"), a St. Vincent and Grenadines corporation and a wholly-owned subsidiary of the Guarantor (Urbana, Gulfport, Kokomo, Kaplan, MC Pelerin, MC Heron, MC Cormorant, MC Tercel, MC Egret, MC Chantilly and Sphinx being herein collectively called the "Borrowers") on a joint and several basis its participation in a loan not exceeding forty five million Dollars (US$45,000,000) (the "Loan") on the terms and subject to the conditions set out in a loan agreement dated              October 2004 (the "Loan Agreement") made between the Borrowers (as borrowers), the Lenders (as lenders) and Fortis Bank (Nederland) N.V. as agent for the Lenders (together the "Credit Parties").

(B)
Pursuant to the Loan Agreement, and as a condition precedent to the several obligations of the Lenders to make the Loan available to the Borrowers, the Borrowers have, amongst other things, agreed to procure that the Guarantor execute and deliver this Guarantee and Indemnity in favour of the Security Agent as security agent for the Credit Parties.

THIS DEED WITNESSES as follows:-

1	Definitions and Interpretation

1.1	In this Guarantee and Indemnity:-

"Consolidated Net Worth" means, at any relevant time, Consolidated Shareholder's Equity of the Guarantor and its subsidiaries, plus shareholder loans (if any) less goodwill and any other intangible assets.

"Consolidated Shareholder's Equity" and "Consolidated Net Income" have the meanings attributed to them in the Guarantor's audited accounts for the year ended 31 December 2003.

"EBITDA" means, at any relevant time, the Consolidated Net Income of the Guarantor and its subsidiaries plus interest expenses, taxes, depreciation, amortisation and provision for impairment loss (if any) for the previous period of twelve (12) months.

"Guarantor's Liabilities" means all of the liabilities and obligations of the Guarantor to any of the Credit Parties under or pursuant to this Guarantee and Indemnity, from time to time, whether in respect of principal, interest, costs or otherwise and whether present, future, actual or contingent.

"Guarantor's Security Documents" means this Guarantee and Indemnity and any and all documents which may at any time be executed by the Guarantor as security for the payment of all or any part of the Guarantor's Liabilities.

"Liquid Assets" means the aggregate of cash and cash equivalents, marketable securities and available but undrawn credit lines not subject to any third party Encumbrances.

"Net Interest Coverage Ratio" means, at any relevant time, the amount of EBITDA for the immediately preceding period of twelve (12) months divided by the amount of interest expense in the immediately preceding period of twelve (12) months under financing arrangements.

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1.2
Unless otherwise specified in this Guarantee and Indemnity, or unless the context otherwise requires, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Guarantee and Indemnity.

1.3	In this Guarantee and Indemnity:-

1.3.1	words denoting the plural number include the singular and vice versa;

1.3.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.3.3	references to Clauses are references to clauses of this Guarantee and Indemnity;

1.3.4	references to this Guarantee and Indemnity include the recitals to this Guarantee and Indemnity;

1.3.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Guarantee and Indemnity;

1.3.6
reference to any document (including, without limitation, to any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.3.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted; and

1.3.8	references to any Credit Party include its successors, transferees and assignees.

2	Representations and Warranties

The Guarantor represents and warrants to the Security Agent at the date of this Guarantee and Indemnity and (by reference to the facts and circumstances then pertaining) on each day throughout the Facility Period that:-

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2.1
all representations and warranties given by the Borrowers in the Loan Agreement in respect of the Guarantor and/or the Guarantor's Security Documents are and will remain correct and none of them is or will become misleading;

2.2
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Guarantor's Security Documents that it be filed, recorded or enrolled with any court or other authority in any country or that any stamp, registration or similar tax be paid on or in relation to any of the Guarantor's Security Documents;

2.3	the Guarantor is not in breach of, or default under, any agreement of any sort binding on it or on all or any part of its assets; and

2.4
the Guarantor is not aware of any material facts or circumstances which have not been disclosed to the Security Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by the Loan Agreement available to the Borrowers.

3	Guarantee and Indemnity

The Guarantor:-

3.1
irrevocably and unconditionally guarantees the due and punctual payment of each and every part of the Indebtedness in accordance with the terms of the Security Documents so that, if any of the Indebtedness is not paid when it is due and payable, whether on maturity or otherwise, the Guarantor will, immediately on demand, make such payment to the Security Agent in the manner specified by the Security Agent, together with interest at the Default Rate on the amount demanded from the date of demand until the date of payment, both before and after judgment; and

3.2
agrees, as a separate and independent obligation, that, if any of the Indebtedness is not recoverable from the Guarantor under Clause 3.1 for any reason, the Guarantor will be liable as a principal debtor by way of indemnity for the same amount as that for which the Guarantor would have been liable had that Indebtedness been recoverable, and agrees to discharge its liability under this Clause 3.2 by making payment to the Security Agent immediately on demand together with interest at the Default Rate on the amount demanded from the date of demand until the date of payment, both before and after judgment.

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4	Preservation of Guarantor's Liability

4.1	This Guarantee and Indemnity is a continuing security for the full amount of the Indebtedness from time to time until the expiry of the Facility Period.

4.2	Any Credit Party may without the Guarantor's consent and without notice to the Guarantor and without in any way releasing or reducing the Guarantor's Liabilities:-

4.2.1	amend, vary, novate, or replace any of the Security Documents (other than the Guarantor's Security Documents); and/or

4.2.2
agree with the Borrowers to increase or reduce the amount of the Loan, or vary the terms and conditions for its repayment or prepayment (including, without limitation, the rate and/or method of calculation of interest payable on the Loan); and/or

4.2.3	allow any time or other indulgence to any of the other Security Parties under or in connection with any of the Security Documents; and/or

4.2.4	renew, vary, release or refrain from enforcing any of the Security Documents (other than the Guarantor's Security Documents); and/or

4.2.5	compound with any of the other Security Parties; and/or

4.2.6	enter into, renew, vary or terminate any other agreement or arrangement with any of the other Security Parties; and/or

4.2.7	do or omit or neglect to do anything which might, but for this provision, operate to release or reduce the liability of the Guarantor under this Guarantee and Indemnity.

4.3	The Guarantor's Liabilities shall not be affected by:-

4.3.1	the absence of, or any defective, excessive or irregular exercise of, any of the powers of any of the other Security Parties; nor

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4.3.2
any security given or payment made to any Credit Party by any of the other Security Parties being avoided or reduced under any law (whether English or foreign) relating to bankruptcy or insolvency or analogous circumstance in force from time to time; nor

4.3.3
any change in the constitution of the Guarantor or of any of the other Security Parties or of any Security Party or the absorption of or amalgamation by any Credit Party in or with any other entity or the acquisition of all or any part of the assets or undertaking of any Credit Party by any other entity; nor

4.3.4	the liquidation, administration, receivership, bankruptcy or insolvency of the Guarantor or any of the other Security Parties; nor

4.3.5
any of the Credit Documents (other than this Guarantee and Indemnity) being defective, void or unenforceable, or the failure of any other person to provide any Credit Party with any security, guarantee or indemnity envisaged by the Loan Agreement; nor

4.3.6	any composition, assignment or arrangement being made by any of the other Security Parties with any of its creditors; nor

4.3.7	anything which would, but for this provision, have released or reduced the liability of the Guarantor to any Credit Party.

4.4
Any Credit Party may continue the accounts of the Borrowers or open one or more new accounts for the Borrowers notwithstanding any demand under this Guarantee and Indemnity, and the Guarantor's liability at the date of demand shall not be released or affected by any subsequent payment into or out of any of the Borrowers' accounts with any Credit Party.

5	Preservation of Credit Parties' Rights

5.1
This Guarantee and Indemnity is in addition to any other security, guarantee or indemnity now or in the future held by any of the Credit Parties in respect of the Indebtedness, whether from the Borrowers or any of them, the Guarantor or any other person, and shall not merge with, prejudice or be prejudiced by, any such security, guarantee or indemnity or any contractual or legal right of any of the Credit Parties.

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5.2
Any release, settlement, discharge or arrangement relating to the Guarantor's Liabilities shall be conditional on no payment, assurance or security received by any Credit Party in respect of the Indebtedness being avoided or reduced under any law (whether English or foreign) in force from time to time relating to bankruptcy, insolvency or any (in the opinion of the Security Agent) analogous circumstance, and, after any such avoidance or reduction, each Credit Party shall be entitled to exercise all of its rights, powers, discretions and remedies under or pursuant to the Guarantor's Security Documents and/or any other rights, powers, discretions or remedies which it would otherwise have been entitled to exercise, as if no release, settlement, discharge or arrangement had taken place.

5.3
Following the full payment of the Indebtedness, the Security Agent shall be entitled to retain the Guarantor's Security Documents until the Security Agent is satisfied in its discretion that no Credit Party will have to make any payment under any law referred to in Clause 5.2.

5.4	Until the expiry of the Facility Period the Guarantor shall not:-

5.4.1	be entitled to participate in any sums received by any Credit Party in respect of any of the Indebtedness; nor

5.4.2
be entitled to participate in any security held by any Credit Party in respect of any of the Indebtedness nor stand in the place of, or be subrogated for, any Credit Party in respect of any such security; nor

5.4.3
take any step to enforce any claim against any of the other Security Parties (or their respective estates or effects), nor claim or exercise any right of set off or counterclaim against any of the other Security Parties, nor make any claim in the bankruptcy or liquidation of any of the other Security Parties, in respect of any sums paid by the Guarantor to any Credit Party or in respect of any sum which includes the proceeds of realisation of any security held by any Credit Party under or pursuant to any of the Guarantor's Security Documents; nor

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5.4.4
take any steps to enforce any other claim which it may have against any of the other Security Parties without the prior written consent of the Security Agent, and then only on such terms and subject to such conditions as the Security Agent may impose.

5.5
Any Credit Party may, but shall not be obliged to, resort for its own benefit to any other means of payment at any time and in any order it thinks fit without releasing or reducing the Guarantor's Liabilities.

5.6
Any Credit Party may enforce any of the Guarantor's Security Documents either before or after resorting to any other means of payment without entitling the Guarantor to any benefit from or share in any such other means of payment until the expiry of the Facility Period.

5.7	The Guarantor agrees that it is, and will throughout the Facility Period remain, a principal debtor in respect of the Guarantor's Liabilities.

5.8
No failure to exercise, nor any delay in exercising, on the part of any Credit Party, any right or remedy under the Guarantor's Security Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Guarantor's Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

6	Undertakings

6.1
The Guarantor shall pay to the Security Agent on demand on a full indemnity basis all costs and expenses incurred by any Credit Party in or about or incidental to the exercise by it of its rights under any of the Guarantor's Security Documents, together with interest at the Default Rate on the amount demanded from the date of demand until the date of payment, both before and after judgment.

6.2
The Guarantor has not taken, and will not take without the prior written consent of the Security Agent (and then only on such terms and subject to such conditions as the Security Agent may impose), any security from any of the other Security Parties in connection with this Guarantee and Indemnity, and any security taken by the Guarantor notwithstanding this Clause shall be held by the Guarantor in trust for the Credit Parties absolutely as a continuing security for the Guarantor's Liabilities.

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6.3
The Guarantor agrees to execute, at any time during the Facility Period, in favour of the Agent (as agent and security trustee of the Banks) pledges over and/or charges of all the Guarantor's right, title and interest in and to the shares of each of the Borrowers, and to execute and deliver to the Agent all documents which the Agent may require to obtain the full benefit of such pledges and/or charges.

6.4
The Guarantor shall supply to the Security Agent as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year, and with its unaudited semi-annual management accounts within 90 days of the end of the half year. Each set of financial statements shall be certified by a director of the Guarantor as fairly representing its financial condition as at the date at which those financial statements were drawn up and shall be prepared in accordance with generally accepted accounting principles in the Guarantor's jurisdiction of incorporation.

6.5	The Guarantor shall supply to the Security Agent:

6.5.1	all documents dispatched by the Guarantor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched; and

6.5.2
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any of the Security Parties and which might, if adversely determined, have a material adverse effect on the business or financial condition of any of the Security Parties; and

6.5.3	promptly, such further information regarding the financial condition, business and operations of any of the Security Parties as the Security Agent may reasonably request.

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6.6	Financial covenants the Guarantor covenants with the Agent that it will, throughout the Facility Period,:-

6.6.1	maintain Liquid Assets of a minimum of US$5.0 million;

6.6.2	maintain a Consolidated Net Worth of at least twenty three million Dollars ($23,000,000) (to be tested quarterly by reference to the Guarantor's 10Q filings); and

6.6.3	maintain a Net Interest Coverage Ratio of at least 2.0 (to be tested quarterly, by reference to the Guarantor's 10Q filings).

7	Payments

7.1
All amounts payable by the Guarantor under or pursuant to any of the Guarantor's Security Documents shall be paid to such accounts at such banks as the Security Agent may from time to time direct to the Guarantor in the relevant currency in same day funds for immediate value. Payment shall be deemed to have been received on the date on which the Security Agent receives authenticated advice of receipt, unless that advice is received by the Security Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Security Agent in its discretion considers that it is impossible or impracticable to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received on the Business Day next following the date of receipt of advice by the Security Agent.

7.2
All payments to be made by the Guarantor pursuant to any of the Guarantor's Security Documents shall, subject only to Clause 7.3, be made free and clear of and without deduction for or on account of any taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, and the Guarantor will not claim any equity in respect of any payment due from it to any Credit Party under or in relation to any of the Guarantor's Security Documents.

7.3
If at any time any law requires (or is interpreted to require) the Guarantor to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Guarantor will promptly notify the Security Agent and, simultaneously with making that payment, will pay whatever additional amount (after taking into account any additional taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, each relevant Credit Party receives a net sum equal to the sum which it would have received had no deduction or withholding been made.

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7.4
If at any time the Guarantor is required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Guarantor's Security Documents, the Guarantor will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Security Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Security Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

7.5	Interest will be payable both before and after judgment on a daily basis and on the basis of a 360 day year and compounded at such intervals as the Security Agent shall in its discretion determine.

7.6
Any certificate or statement signed by an authorised signatory of the Security Agent purporting to show the amount of the Indebtedness or of the Guarantor's Liabilities (or any part of any of them) or any other amount referred to in any of the Credit Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Guarantor of that amount.

8	Currency

8.1	The Guarantor's liability under this Guarantee and Indemnity is to discharge the Indebtedness in the currency in which it is expressed to be payable (the "Agreed Currency").

8.2
If at any time any Credit Party receives (including by way of set off) any payment by or on behalf of the Guarantor in a currency other than the Agreed Currency, that payment shall take effect as a payment to that Credit Party of the amount in the Agreed Currency which that Credit Party is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

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8.3
To the extent that any payment to any Credit Party (whether by the Guarantor or any other person and whether under any judgment or court order or otherwise) in a currency other than the Agreed Currency shall on actual conversion into the Agreed Currency fall short of the relevant liability of the Borrowers expressed in the Agreed Currency, then the Guarantor as a separate and independent obligation will indemnify that Credit Party against the shortfall.

9	Set-Off and Lien

9.1
The Guarantor irrevocably authorises each Credit Party at any time to set off without notice any sums then due and payable by the Guarantor to that Credit Party under this Guarantee and Indemnity (irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Guarantor (whether current or otherwise, whether or not subject to notice and whether or not that credit balance is then due to the Guarantor) with any branch of to that Credit Party in or towards satisfaction of the Guarantor's Liabilities and, in the name of that Credit Party or the Guarantor, to do all acts (including, without limitation, converting or exchanging any currency) which may be required to effect such set-off.

9.2
Each Credit Party shall have a lien on and be entitled to retain and realise as additional security for any sums then due and payable by the Guarantor to that Credit Party under this Guarantee and Indemnity any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of the Guarantor (or of the relevant Credit Party as agent or nominee of the Guarantor) from time to time held by that Credit Party, whether for safe custody or otherwise.

9.3
The Guarantor irrevocably authorises each Credit Party at any time to use the whole or any part of any credit balance from time to time standing on any of the Guarantor's accounts with any branch of that Credit Party to purchase the Agreed Currency as if it were a receipt in accordance with Clause 8.

9.4
Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Guarantor with any Credit Party, no such deposit or credit balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Guarantor until the Guarantor's Liabilities have been discharged in full, but each Credit Party may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause.

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10	Application of Moneys

10.1
All sums which any Credit Party (other than the Security Agent) receives (including by way of set off) under or in connection with any of the Guarantor's Security Documents, otherwise than by payment from the Security Agent, shall be paid to the Security Agent immediately on receipt, and that payment to the Security Agent shall be deemed to have been made by the Guarantor rather than by the receiving Credit Party.

10.2
All sums which the Security Agent receives under or in connection with any of the Guarantor's Security Documents shall, unless otherwise agreed by the Security Agent or otherwise provided in the Loan Agreement, be applied by the Security Agent in or towards satisfaction, or by way of retention on account, of the Guarantor's Liabilities, in such manner as the Security Agent may in its discretion determine.

10.3
The Security Agent may place any money received by it under or in connection with any of the Guarantor's Security Documents to the credit of a suspense account on such terms and subject to such conditions as the Security Agent may in its discretion determine for so long as the Security Agent thinks fit without any obligation in the meantime to apply that money in or towards discharge of the Indebtedness, and, despite such payment, the Security Agent may claim against any of the other Security Parties or prove in the bankruptcy, liquidation or insolvency of any of the other Security Parties for the whole of the Indebtedness at the date of the Security Agent's demand for payment pursuant to this Guarantee and Indemnity, together with all interest, commission, charges and expenses accruing subsequently.

11	Partial invalidity

If, at any time, any provision of any of the Guarantor's Security Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

13

12	Further Assurance

The Guarantor agrees that from time to time on the written request of the Security Agent it will immediately execute and deliver to the Security Agent all further documents which the Security Agent may require for the purpose of perfecting or protecting the security intended to be created by the Guarantor's Security Documents.

13	Miscellaneous

13.1
All the covenants and agreements of the Guarantor in this Guarantee and Indemnity shall bind the Guarantor and its successors and permitted assignees and shall inure to the benefit of the Credit Parties and their respective successors, transferees and assignees.

13.2	The representations and warranties on the part of the Guarantor contained in this Guarantee and Indemnity shall survive the execution of this Guarantee and Indemnity.

13.3	No variation or amendment of this Guarantee and Indemnity shall be valid unless in writing and signed on behalf of the Guarantor and the Security Agent.

13.4
A person who is not a party to this Guarantee and Indemnity has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee and Indemnity.

14	Notices

The provisions of clause 16 of the Loan Agreement shall apply (mutatis mutandis) to this Guarantee and Indemnity as if it were set out in full with references to this Guarantee and Indemnity substituted for references to the Loan Agreement and with references to the Guarantor substituted for references to the Borrowers.

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15	Counterparts

This Guarantee and Indemnity may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee and Indemnity.

16	Law and Jurisdiction

16.1	This Guarantee and Indemnity shall in all respects be governed by and interpreted in accordance with English law.

16.2
For the exclusive benefit of the Security Agent, the Guarantor irrevocably agrees that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and Indemnity and that any proceedings may be brought in those courts.

16.3
Nothing contained in this Clause shall limit the right of the Security Agent to commence any proceedings against the Guarantor in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Guarantor in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

16.4
The Guarantor irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

16.5	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

16.5.1	irrevocably appoints Marine Legal Services Limited as its agent for service of process in relation to any proceedings before the English courts; and

16.5.2	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

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IN WITNESS of which this Guarantee and Indemnity has been duly executed and delivered as a deed the day and year first before written.

SIGNED SEALED and DELIVERED	)
as a DEED	)
by MC SHIPPING INC.	)
acting by	)
)
its duly authorised	)
)
in the presence of:-)

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